Exhibit 10.6

EXECUTION

DATED THE  24th  DAY OF AUGUST 2017

AMONGST

THE PARTIES AS SET OUT IN SCHEDULE 1

AND

THE PARTIES AS SET OUT IN SCHEDULE 2

AND

M17 ENTERTAINMENT LIMITED

SHAREHOLDERS’ AGREEMENT

in relation to

M17 ENTERTAINMENT LIMITED

i

SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT is made on the 24th day of                    August          2017 amongst:

(1)                                 THE PARTIES AS SET OUT IN SCHEDULE 1 (the “Existing Shareholders”);

(2)                                 THE PARTIES AS SET OUT IN SCHEDULE 2 (the “Series B Preference Shareholders”); and

(3)                                 M17 ENTERTAINMENT LIMITED (Registration Number: 320106), an exempted company incorporated with limited liability in the Cayman Islands, with its registered address at Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Company”),

(collectively, the “Parties” and each, a “Party”).

WHEREAS:

(A)                               The Series B Preference Shareholders have subscribed for Series B Preference Shares (as defined below) on the terms and subject to the conditions of the subscription agreement entered into amongst the Parties on     23 August  2017 (the “Subscription Agreement”).

(B)                               Pursuant to the terms of the Subscription Agreement, the Parties have agreed to enter into this Agreement to give effect to their intentions and to record and regulate their relationship inter se and in the conduct of the business and affairs of the Company on the terms and subject to the conditions set forth in this Agreement.

IT IS HEREBY AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               In this Agreement, unless the subject or context otherwise requires, the following words and expressions shall have the following meanings:

“affiliates” means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person.  The expression “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty per cent. (50%) of the voting rights attributable to the shares of the controlled corporation or to control the composition of the board of directors or to direct the board or management or business activities of such corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

“Allocation Notice” has the meaning ascribed to it in Clause 11.9(c).

“as if converted” basis shall mean as if such instrument, option or security had been issued and converted into shares of the Company.

“Articles” means the Memorandum and Articles of Association of the Company as amended or substituted from time to time.

“Board” means the board of directors for the time being of the Company.

“Budget” means the annual budget of the Company for any financial year as may be approved by the Board and delivered to the Shareholders no later than six (6) weeks before the commencement of such financial year.

“Business” means the business specified in Clause 3.

“Business Day” means a day (other than a Saturday, Sunday or a gazetted public holiday in Singapore) when banks are open for banking business in Singapore.

“Business Plan” means the business plan of the Company for any financial year as may be approved by the Board and delivered to the Shareholders no later than six (6) weeks before the commencement of such financial year.

“Company’s Notice” has the meaning ascribed to it in Clause 11.8

“Competitor” means any person who generates fifty percent (50%) or more of its annual revenue in the most recent financial year from any business in competition with or similar to the Business or any part thereof in Singapore or any other countries in which the Company may carry on business at the material time, or such other person as may be determined by the Board from time to time. For the purposes of this definition, a related corporation of a “Competitor” shall be regarded as a “Competitor”.

“Confidential Information” means any information which (a) a Shareholder may have or acquire (whether before or after the date of this Agreement) in relation to the customers, suppliers, businesses, assets or affairs of the Company, (b) a Shareholder or any member of its Group Entity may have or acquire (whether before or after the date of this Agreement) in relation to the customers, suppliers, business, assets or affairs of another party or any member of another party’s Group Entity as a consequence of the negotiations relating to this Agreement or any other agreement or document referred to in this Agreement or the performance of this Agreement or any other agreement or document referred to in this agreement or (c) relates to the contents of this Agreement (or any agreement or arrangement entered into pursuant to this Agreement).

“Conversion Price” means the price per Conversion Share as set out in SCHEDULE 6 (in respect of the Conversion Price for Series A Preference Shares) or SCHEDULE 7 (in respect of the Conversion Price for Series B Preference Shares), unless otherwise adjusted according to paragraph 6 of SCHEDULE 6 (in respect of the Conversion Price for Series A Preference Shares) or paragraph 6 of SCHEDULE 7 (in respect of the Conversion Price for Series B Preference Shares).

“Conversion Ratio” means the ratio of conversion of one Preference Share to one Ordinary Share, unless otherwise adjusted according to paragraph 6 of SCHEDULE 6 (in respect of the Conversion Ratio for Series A Preference Shares) or paragraph 6 of SCHEDULE 7 (in respect of the Conversion Ratio for Series B Preference Shares).

“Conversion Shares” means the Ordinary Shares issued or issuable upon conversion of the Preference Shares, which when issued shall rank pari passu with all the other Ordinary Shares.

“DBS Warrants Instrument” means the warrants instrument issued or to be issued by the Company to DBS Bank Ltd. in connection with a US$1,500,000 facility granted to Paktor Pte. Ltd.;

“Default Sale Shares” has the meaning ascribed to it in Clause 11.9.

“Drag-Along Notice” has the meaning ascribed to it in Clause 11.4.

“Drag-Along Shares” has the meaning ascribed to it in Clause 11.5.

“Directors” means the directors for the time being of the Company and “Director” shall mean any of them.

“Encumbrance” includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security, claim, agreement or arrangement of whatsoever nature.

“Entry Price” means the initial price per share that each Series A Preference Shareholder invested into Paktor and/or Machipopo (on a Fully-Diluted basis), as set out in further detail at SCHEDULE 8.

“Expert” has the meaning ascribed to it in Clause 11.8.

“ESOP” means the employee share option scheme of the Company adopted on 26 June 2017 comprising an option pool from which the Company may from time to time grant options for up to 12,220,245 new Ordinary Shares to the employees, directors, external advisors and consultants of the Company.

“Fair Price” means the fair market value of the relevant Shares, as a pro rata proportion of the market value of the Shares of the Company as a whole, between a willing seller and a willing third party buyer without any premium or discount by reference to the percentage of the Shares being sold or transferred. The “Fair Price” shall be ascertained on a going concern basis (or break-up if the Company has ceased trading) on accounting principles and practices consistent with those used in the preparation of the accounts of the Company, and in so determining and certifying the said Fair Price, the Expert shall be considered as acting as an expert and not as an arbitrator.

“Founders” means collectively, Joseph, Jeffrey and Jing Shen, and “Founder” means any of them.

“Fully-Diluted” means in respect of the share capital of any company, the total of all classes and series of shares outstanding on a particular date, combined with all options (that have been granted or reserved for grant under any share option scheme of that company), warrants, convertible securities of all kinds, preference shares, debentures or any other arrangements relating to that company’s equity, and the effect of any anti-dilution protection regarding previous financings, all on an “as if converted” basis. For the purpose of this definition, “as if converted” basis shall mean as if such instrument, option or security had been issued and converted into shares of that company.

“Group Entities” means the Company, its Subsidiaries (including without limitation to Paktor Pte. Ltd., Paktor MY Shb Bhd, Gaigai Pte. Ltd., Down Inc, Picknic Pte Ltd, Machipopo, Inc., Unicorn Entertainment Ltd., and 17 Media HK Ltd.) and its associated companies (being companies in which at least 20% but not more than 50% of its shares are held by the Company or any of its subsidiaries) and branches, and “Group Entity” shall mean any of them.  Unless the context otherwise requires, the application of the definition of Group to any company at any time shall apply to the company as it is at that time.

“Initial Closing Date” has the meaning ascribed to it in the Subscription Agreement.

“Innoven Warrants Instrument” means the warrants instrument issued by the Company on 31 July 2017 to Innoven Capital Singapore Pte. Ltd. as guarantee for a US$7,000,000 facility granted to Machipopo, Inc.;

“Intellectual Property Rights” means ideas, reverse knowledge, concepts, inventions, discoveries, developments, prototypes, software, programming code, content, textual or artistic works, know-how, structures, designs, formulas, algorithms, methods, apparatus, processes, systems and technologies in any stage of development as well as patents, utility models, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, copyright, rights in designs, database rights, and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“IPO” means an initial public offering of the Shares and includes a Qualifying IPO as defined below.

“IVP” means Infinity e. ventures Asia III, L.P. (Registration No: MC-75320) of Maples Corporate Service Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

“IVP Warrants Instrument” means the warrants instrument issued or to be issued by the Company to IVP pursuant to the joint venture agreement entered into between IVP and the Company on 19 July 2017.

“Jeffrey Huang” or “Jeffrey” means Li-Tchen Huang (Passport number: 309891475, of the Republic of China) of 14F., No.3, Ln. 66, Sec. 4, Heping E. Rd., Wenshan Dist., Taipei City 11655, Taiwan (R.O.C.).

“Jing Shen” means Ng Jing Shen (Singapore NRIC Number S8434143F) of 19 Queen Astrid Park Singapore 266822.

“Joseph” means Phua Jiexian, Joseph (Singapore NRIC Number S8407924C), of 143 Cove Drive Singapore 098027.

“Key Employees” means Joseph, Jing Shen, Jeffrey and Shang.

“Lead Investors” means IVP and M17 Growth.

“KTB” means KTB China Synergy Fund (Company registration No. 260-80-00507), of 10F, Uspace 2A dong, 670 Daewangpangyo-ro, Bundang-gu, Seongnam-city, Gyeonggi-do 13494, Korea.

“Liquidation Event” means: (a) a liquidation, winding up or dissolution of the Company; (b) a merger, consolidation, acquisition or sale or other transaction or series related transactions of the Company in which its then shareholders do not retain control of and a majority of the voting power in the surviving corporation; (c) a Trade Sale; or (d) an exclusive licensing of all or substantially all intellectual property belonging to the Group Entity.

“M17 Growth” means M17 Growth SPV LLC (Registration No: 514) of 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands.

“Machipopo, Inc.” means Machipopo, Inc. (Company Registration No. 1882842) a wholly owned subsidiary of the Company incorporated in the British Virgin Islands with its registered office at Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands.

“Major Investors” means any Shareholder that holds, individually or together with its affiliates, at least five percent (5%) of the issued and outstanding Series A Preference Shares or five percent (5%) of the issued and outstanding Series B Preference Shares.

“Management Shareholders” means, collectively, the Founders.

“Material Adverse Change” means any circumstance, change in or effect on any Group Entity that, individually or in the aggregate with all other circumstances, changes in or effects on any Group Entity:  (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or financial or other the condition of any Group Entity; or (b) is reasonably likely to materially and adversely affect the ability of any Group Entity to operate or conduct its businesses in the manner in which it is currently or contemplated to be operated or conducted.

“Material Default” has the meaning ascribed to it in Clause 13.1(b).

“Merger Agreement” means the agreement dated 3 February 2017 entered into between the Existing Shareholders and the subsidiaries of the Company, Paktor Pte. Ltd. and Machipopo, Inc to give effect to the merger of Paktor Pte. Ltd. and Machipopo, Inc by consolidating the Existing Shareholders into the Company.

“Offer Notice” has the meaning ascribed to it in Clause 13.3.

“Offered Price” has the meaning ascribed to it in Clause 13.3.

“Ordinary Shares” means the ordinary shares in the capital of the Company.

“Paktor Pte. Ltd.” means Paktor Pte. Ltd. (Company Registration No. 201312076Z), a wholly owned subsidiary of the Company incorporated in Singapore and having its registered office at 10 Anson Road, #26-04 International Plaza, Singapore 079903.

“Parties” means the parties to this Agreement including their successors-in-title and permitted assigns and any new Shareholder who shall have executed a deed of ratification and accession pursuant to Clause 11.6, and “Party” means any of them.

“person” includes any individual, partnership, joint venture, corporation, limited liability company, trust, association, government, governmental agency or department or any other entity.

“Preference Shares” means the Series A Preference Shares and Series B Preference Shares.

“Preference Shareholders” means the holders of Series A Preference Shares and Series B Preference Shares, as registered in the register of members of the Company, from time to time.

“Prescribed Period” has the meaning ascribed to it in Clause 11.8.

“Prometheus” means Prometheus Capital (International) Co., Ltd.

“Purchasing Shareholder” has the meaning ascribed to it in Clause 11.9(d).

“Qualifying IPO” means the listing and quotation of the shares of the Company with a pre-offering Company valuation of at least US$ 500 million on a Recognized Stock Exchange.

“Recognised Stock Exchange” means the Singapore Exchange Securities Trading Limited or any stock exchange, over-the-counter market, or organized market place in Hong Kong or the United States of America, or such other stock exchange, over-the-counter market, or organized market place as the Lead Investors may approve in writing.

“Redemption Event” means an event where (i) the Company fails to ensure that the proceeds that have been obtained by each of its Group Entities from the issue of the preference shares which are exchanged for the applicable number of the Series A Preference Shares or Series B Preference Shares as contemplated hereunder shall only be utilised for the expansion of the Business and for the working capital requirements of the Company or its Subsidiaries or as otherwise agreed by the Board; or (ii) the failure of a Qualifying IPO or a Liquidation Event taking place before the 3rd year anniversary of the Initial Closing Date. For the avoidance of doubt, the occurrence of a Redemption Event shall not be considered a Liquidation Event and shall not result in a liquidation preference right or entitlement as set out in paragraphs 4 of Schedules 5 and 6.

“Related Party” means, with respect to a person, any other person who is: (a) an affiliate of such person; (b) a controlling shareholder or a director of either such person or an affiliate of such person; (c) the parent, spouse, child (whether by birth, marriage or adoption) of such person or any natural person in (a) or (b); or (d) any trust in which such person or any person in (a), (b) or (c) is a trustee or beneficiary.

“Relevant Capacity” means for its own account or for that of any person, firm or company and whether through a holding company, subsidiary or sister company or as a principal, partner, director, consultant or agent.

“Remaining Default Sale Shares” has the meaning ascribed to it in Clause 11.9(d)

“Revenue” means the total consolidated revenue of the Group Entity as set out in the latest management accounts of the Company.

“Secretary” means the company secretary for the time being of the Company.

“Series A Consideration Amount” means the aggregate amount that each Series A Preference Shareholder invested into Paktor and/or Machipopo (on a Fully-Diluted basis), as set out in further detail at SCHEDULE 8.

“Series A Issue Price” means the issue price per Series A Preference Share as set out in SCHEDULE 6.

“Series A Preference Shareholders” means the holders of Series A Preference Shares as registered in the register of members of the Company, from time to time.

“Series A Preference Shares” means the Series A redeemable convertible preference shares of par value US$0.0001 each in the capital of the Company having all the rights, privileges and benefits as set out in SCHEDULE 6 and the Articles.

“Series B Issue Price” means the issue price per Series B Preference Share as set out in SCHEDULE 7.

“Series B Preference Shareholders” means the holders of Series B Preference Shares as registered in the register of members of the Company, from time to time.

“Series B Preference Shares” means the Series B redeemable convertible preference shares of par value US$0.0001 each in the capital of the Company having all the rights, privileges and benefits as set out in SCHEDULE 7 and the Articles.

“Shang” means Shang-Hsiu Koo (USA Passport Number 545598430) of 6291 Green Knoll Cir. Hamilton, OH 45011 USA.

“Shares” means any shares in the capital of the Company.

“Shareholders” means persons who are for the time being registered as holders of the Shares in the register of members of the Company and shall include any other person who becomes a shareholder of the Company, provided that any person who shall have executed a deed of ratification and accession pursuant to a transfer/purchase of Shares in accordance with this Agreement and the Articles shall be a Shareholder, and any Party hereto who shall have transferred all (and not some only) of its Shares in the Company in accordance with this Agreement and the Articles shall cease to be a Shareholder, and this Agreement shall be construed accordingly.

“Shareholding Proportion” means the respective proportion in which Shares are held from time to time by each of the Shareholders, save that if the expression Shareholding Proportion is used in the context of some (but not all) of the Shareholders, it shall mean the respective proportion in which Shares are held by each of those particular Shareholders.

“Singapore Dollars” and the symbol “S$” mean the lawful currency of Singapore.

“Southeast Asia” means Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam.

“Subsidiary” means in relation to a company wherever established (in this case, the holding company), any other company in which the holding company (or a person acting on its behalf) directly or indirectly holds or controls either:

(a)                                 a majority of the voting rights exercisable at general meetings of the company; or

(b)                                 the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of the company,

and any company which is a subsidiary of another company is also a subsidiary of that company’s holding company.  Unless the context otherwise requires, the application of the definition of subsidiary to any company at any time shall apply to the company as it is at that time.

“Trade Sale” means at any date, (i) a sale or acquisition of all of the shares of the Company; or (ii) a sale or acquisition which results in the Company shareholders immediately prior to such transaction(s) owning in aggregate 50% or less of the issued shares after the transaction(s), all on a Fully Diluted basis; or (iii) a sale or transfer of all or substantially all of the Group Entities’ assets, business or undertaking, whether carried out through a single transaction or a series of related transactions, by way of a share sale, an asset sale or a combination of both, including a sale of one or more subsidiaries (whether by way of merger, consolidation, recapitalization, reclassification, reorganization, or sale of all or substantially all of the assets and securities) which constitute all or substantially all of the consolidated assets or business of the Group Entity.

“Transferee” has the meaning ascribed to it in Clause 11.6.

“US Dollars” and the symbol “US$” mean the lawful currency of the United States of America.

“VAF” means Vertex Asia Fund (Singapore) Pte. Ltd. and/or Vertex SEA Fund I Pte. Ltd.

1.2                               The expression “this Agreement” or any similar expression shall mean this present and any supplemental written agreement as may be in force from time to time or at any time.  Any reference in this Agreement to “Recitals”, “Schedules” and “Clauses” are to the recitals, and schedules to, and clauses of, this Agreement.

1.3                               Unless the context otherwise requires, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate and the use of any gender shall include all genders.

1.4                               The headings to the Clauses in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

2.                                      SHARE CAPITAL

The Parties acknowledge and agree that on the effective date of this Agreement, the issued share capital of the Company is as set out in SCHEDULE 5 of this Agreement.

3.                                      BUSINESS OF THE COMPANY

The Parties agree that the Company’s business shall refer to the business of investment holding and other investment related activities of the Company, including business in the field of (a) dating software, websites or applications within Southeast Asia, Taiwan and/or Korea, and (b) live streaming software, websites or applications within Taiwan and/or Indonesia, both of which are the business carried on by the Company’s Subsidiaries, and other areas or coverage that may be approved by the Board in accordance with Clause 7.1 (collectively, “Business”).

4.                                      OPERATION AND MANAGEMENT OF SUBSIDIARIES

Subject to Clause 5.1, the board of directors of each of the subsidiaries of the Company (now or hereafter formed or acquired), to the extent legally and commercially feasible, shall be constituted by such person(s) that the Board shall from time to time decide, provided always that such board will include at least either Joseph Phua and Jeffrey Huang for as long as each remain a Shareholder of the Company. The Company shall also procure that it has majority voting control on the board of directors (and other equivalent bodies under the respective local laws) of each of the Subsidiaries of the Company (now or hereafter formed or acquired). Matters concerning the daily management and operations of the subsidiaries of the Company shall be left to the board of directors of the subsidiaries of the Company, save in respect of the reserved matters at Clause 6.4 (as applied to the subsidiaries), which shall be considered and if relevant, approved at the Company level in accordance with the terms of Clause 6.4 and the Articles. Notwithstanding any other provision of this Agreement, Parties agree and undertake to do all that is within its powers, subject to applicable law, (including use all legal rights available to them to give effect to the matter in question including, without limitation, attendance at any shareholder or board meeting of any company, voting on any matter put to shareholders at a meeting or otherwise (including procedural and ancillary matters) in order to give effect to the matter in question, not taking any action to invalidate proceedings or to support any attempt to invalidate proceedings, exercising any voting rights in the Company (including voting to remove and/or appoint directors if necessary) to procure that such body corporate acts in a particular manner, and (so far as consistent with fiduciary duties), to exercise all rights to give effect to a particular matter) to ensure that the decisions of the Board and Shareholders of the Company relating to the subsidiaries of the Company shall be effected at the subsidiary level.

5.                                      BOARD OF DIRECTORS

5.1                               Unless otherwise unanimously agreed upon by the Parties in writing, the Board shall consist of not more than seven (7) Directors, of whom:

(a)                                Joseph Phua and Jeffrey Huang shall be entitled, for so long as they both remain shareholders of the Company, to jointly appoint up to two (2) persons as Directors and to jointly remove any person so appointed;

(b)                                Joseph Phua, for so long as he remains a shareholder of the Company, shall be entitled to appoint one (1) person as Director and to remove such person so appointed;

(c)                                 Jeffrey Huang, for so long as he remains a shareholder of the Company, shall be entitled to appoint one (1) person as Director and to remove such person so appointed;

(d)                                IVP, for so long as he remains a shareholder of the Company, shall be entitled to appoint one (1) person as Director and to remove such person so appointed;

(e)                                 VAF, for so long as he remains a shareholder of the Company, shall be entitled to appoint one (1) person as Director and to remove such person so appointed (the “VAF Director”); and

(f)                                  the Series B Preference Shareholders, for so long as there are Series B Preference Shares issued and outstanding, shall be jointly entitled to appoint one (1) person as Director, who shall be the representative appointed by the Lead Investors, and to jointly remove such person so appointed (the “Series B Director”).

Each Director shall be entitled to appoint one (1) alternate in accordance with the Articles.

5.2                               The Chairman of the Board shall be Jeffrey Huang or one (1) Director appointed by him, for so long as he remains a shareholder of the Company. The Chairman of the Board shall not have a second or casting vote. If at any Board meeting the Chairman is not present within ten (10) minutes after the time appointed for holding the meeting, the Directors present may choose one of their members to be the Chairman of the meeting.

5.3                               Each Party is entitled at any time and from time to time to remove any of the Directors it has appointed (save for the Series B Director who shall be removed jointly by the Series B Preference Shareholders and the Directors appointed jointly by Joseph and Jeffrey who shall be removed jointly by Joseph and Jeffrey), with or without cause, and to replace him with another person, provided always that:

(a)                                Joseph shall remove or procure the resignation of the Director appointed by him  pursuant to Clause 5.1(b) if he (together with his holding company, if applicable) ceases for any reason to hold at least 50% of the Shares he holds immediately following Initial Closing Date;

(b)                                Jeffrey shall remove or procure the resignation of the Director appointed by him  pursuant to Clause 5.1(c) if he (together with his holding company, if applicable) ceases for any reason to hold at least 50% of the Shares he holds immediately following Initial Closing Date;

(c)                                 other than the Series B Director, the Director jointly appointed by Joseph and Jeffrey pursuant to Clause 5.1(a), the Director appointed by Joseph pursuant to Clause 5.1(b) and the Director appointed by Jeffrey pursuant to Clause 5.1(c), each Party shall remove, or procure the resignation of, all Directors appointed by it if it ceases for any reason to holds less than 4% of the Fully Diluted share capital of the Company due to sale of the Shares it holds immediately following the Initial Closing Date, such removal or resignation to be effective on the date of change in shareholding.

Save as provided herein, no Director shall be removed by the Board. Each Party shall indemnify the Company and the other Parties from and against any actions, claims, liabilities, losses, damages, costs and expenses which they may suffer or incur as a result of or in connection with the removal of any Directors appointed by it.

5.4                               The quorum for all meetings of the Directors shall be five (5) Directors, and, except where a Director is excluded under Clause 5.11(c) from participating in respect of any particular matter or resolution, with at least one (1) Director nominated by Jeffrey Huang, at least one (1) Director nominated by Joseph Phua, at least one (1) Director nominated by VAF, at least one (1) Director nominated by IVP, and the Series B Director, present throughout the meeting. Directors may (and the Company shall make it available for the Director to) participate in a meeting of the Board through the use of a conference telephone, audio-visual conferencing or other telecommunications equipment and such Directors shall be considered present in person so long as all Directors participating in such meeting can hear one another, without the need for a Director to be in the physical presence of the other Directors and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, of if there is no such group, where the Chairman of the meeting then is situated. Discussion at all meetings of the Board shall be duly recorded by such person as the Board may direct and minutes of such meetings shall be drawn up and circulated to all the Directors at least fourteen (14) days prior to the next meeting of the Board.

5.5                               In the event that a meeting of the Directors duly convened cannot be held for lack of a quorum, the meeting shall be adjourned to the same time and day of the week following or as otherwise agreed by the Board and at the same place and at least seven (7) days’ notice need to be given to all Directors in relation to such adjourned meeting (“First Adjourned Meeting”). The requirement for the quorum at such adjourned meeting shall be any four (4) Directors which shall include one Director appointed by Jeffrey Huang, one Director appointed by Joseph Phua, one Director appointed by either VAF or IVP, and the Series B Director. In the event that a First Adjourned Meeting of the Directors duly convened cannot be held for lack of a quorum, such meeting shall be adjourned to the same time and day of the week following or as otherwise agreed by the Board and at the same place and at least seven (7) days’ notice need to be given to all Directors in relation to such adjourned meeting (“Second Adjourned Meeting”). The quorum at such Second Adjourned Meeting shall be any three (3) Directors.

5.6                               Subject to Clause 6.4, all resolutions of the Directors shall be passed by a simple majority of votes of the Directors present and voting. For the avoidance of doubt, the vote of an alternate Director not being counted if his appointer be present at such meeting.  Each Director present personally or, in his absence, an alternate of such Director, shall have one (1) vote at all meetings of the Board and committees thereof and one (1) vote for every Director for whom such Director acts as an alternate.

5.7                               Subject to Clause 6.4, a resolution in writing of the Directors shall be as valid and effectual as if it had been a resolution passed at a meeting of the Board duly convened and held if the resolution is signed in support thereof by a majority of the Directors for the time being. Any such resolution may consist of several documents in the like form each signed by one or more of the Directors and any resolution bearing the signature of any Director dispatched by facsimile transmission or electronic mail shall constitute a document for this purpose.

5.8                               Notices and agendas of Board meetings as well as copies of all Board papers shall be sent to each Director (unless waived by any such Director) at least seven (7) Business Days prior to the relevant meeting of the Board, which notice shall specify the date, time and place of the meeting (which shall be held in Taiwan unless otherwise agreed by the Board) and the agenda shall specify the matters to be considered and nature of business to be transacted at the meeting. Subject to any applicable laws, and save unless a decision is ratified by a subsequent resolution of the Board, no decision shall be taken on any matter at a meeting of the Board unless notice of such matter shall have been given in the manner aforesaid. In the event the Board is required to discuss an urgent business, the right to receive notice may be waived by all Directors by way of mail, courier, facsimile, and electronic mail, and other written means.

5.9                               Meetings of the Board shall be held at such times as the Board shall determine but a meeting of the Board shall be held at least once in every three (3) months to report on the business and financial status (including the profit and cash flow position) of the Company.

5.10                        The Company shall maintain customary directors’ and officers’ liability insurance for all the Directors of the Board.

5.11                        Disclosure of Director’s Interest

(a)                                 A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest in accordance with any applicable laws.

(b)                                 Notwithstanding any applicable laws, a Director shall be deemed to be interested or to have been at any time interested in any transaction or proposed transaction by reason:

(i)                                      in a case where the transaction or proposed transaction relates to any loan to the company, that he has guaranteed or joined in guaranteeing the repayment of the loan or any part of the loan; or

(ii)                                   in a case where the transaction or proposed transaction has been or will be made with or for the benefit of or on behalf of a corporation which is deemed to be related to the Company, that he is a director of that corporation.

(c)                           A Director shall not vote in respect of any contract or arrangement in which he is or is deemed interested (and if he shall do so his vote shall not be counted) (including for the avoidance of doubt any matter contemplated in Clause 5.12), nor shall he be counted solely, for the purpose of any resolution regarding the same, in the quorum present at the meeting.

(d)                          The Company acknowledges that KTB, IVP, Prometheus, VAF and the Lead Investors will likely have, from time to time, information that may be of interest to the Company or any of its subsidiaries (“Specified Information”) regarding a wide variety of matters including, by way of example only, (1) KTB’s, IVP’s, Prometheus’, VAF’s and the Lead Investors’ technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments that each of KTB, IVP, Prometheus, VAF and the Lead Investors has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with those of the Company or its any of subsidiaries, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company or any of its subsidiaries. The Company recognizes that a portion of such Specified Information may be of interest to the Company or any of its subsidiaries. Such Specified Information may or may not be known by the Directors appointed by IVP and VAF. The Company, as a material part of the consideration for this Agreement, agrees that the Directors appointed by IVP,VAF and the Lead Investors shall not have any duty to (i) disclose any Specified Information to the Company or any of its subsidiaries, or (ii) offer the Company or any of its subsidiaries the right to participate in any projects or investments based on any Specified Information or otherwise take advantage of any opportunity that may be of interest to the Company or any of its subsidiaries if it were aware of such Specified Information. The Company hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the ability of KTB, IVP, Prometheus, VAF and the Lead Investors to pursue opportunities based on such Specified Information or that would require KTB, IVP, Prometheus, VAF and the Lead Investors, and the Directors appointed by IVP, VAF and the Lead Investors, to disclose any such Specified Information to the Company or any of its subsidiaries or offer any opportunity relating thereto to the Company or any of its subsidiaries. The Company may make use of any Specified Information that is independently acquired by the Company notwithstanding this information may be known by KTB, IVP, Prometheus, VAF and the Lead Investors, and the Directors appointed by IVP, VAF and the Lead Investors.

(e)                           The Company and the Shareholders hereby irrevocably agree that:

(i)             as each Director appointed by IVP, VAF and the Series B Preference Shareholders is the designee of IVP, VAF and the Lead Investors respectively, such Director shall be entitled to, and IVP, VAF and the Lead Investors can require their respective designees to, report all matters concerning the Company and its subsidiaries, including but not limited to, matters discussed at any meeting of the Board, to them and such persons to whom they may disclose information pursuant to Clause 15 and in the case where any such matter is of a confidential nature, so long as IVP, VAF, and the Lead Investors and the other person(s) to whom such matter is reported shall be apprised of the confidential nature of such matter and be subject to confidentiality obligations thereto in accordance with Clause 15; and

(ii)          each Director appointed by IVP, VAF and the Series B Preference Shareholders may take advice and obtain instructions from, respectively, IVP, VAF and the Series B Preference Shareholders.

5.12                        Compensation Committee

The Board shall implement salary and equity guidelines for the Company and approve compensation packages, severance agreements employee’s stock options plan and employment agreements of Key Employees. Any committee member shall not vote in respect of any contract or arrangement or compensation in which he is or is deemed interested.

5.13                        Terms of Engagement of Directors

In consideration of each of the Directors acting as a director of the Company, the Company shall:

(a)                          indemnify each Director from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought against the Director as a result of any act or matter done or omitted to be done by him / her in good faith and for the interest or benefit of the Company in the course of being a director of the Company; and

(b)                          reimburse each Director for the reasonable costs of attendance at Board meetings.

6.                                      MEETINGS OF SHAREHOLDERS

6.1                               The Board may convene any extraordinary general meeting whenever it may deem fit. All general meetings shall be held at the principal place of business of the Company or at such other place as the Board may determine from time to time. Subject to the provisions of the applicable laws and regulations, at least fourteen (14) days, notice in writing of every general meeting or such shorter period of notice in respect of any particular general meeting as may be agreed by all the Shareholders shall be given in English to the Shareholders. Each notice of meeting shall contain an agenda of the business to be discussed at such meeting (including details of the agenda and all supporting papers or documents to be discussed at such Shareholders’ meeting) and unless agreed by all the Shareholders, no meeting shall vote on or resolve any matter not specified or referred to in the agenda.

6.2                               The quorum for all meetings of Shareholders (including adjourned meetings) shall be Jeffrey Huang, Joseph Phua, KTB, VAF, IVP, the Lead Investors and at least one (1) other Series A Preference Shareholder who collectively, on date of the general meeting represent in aggregate at least fifty-one per cent (51%) of the total issued share capital of the Company (on a Fully Diluted basis), each personally present or represented by proxy, attorney or representative duly appointed. If within half an hour of the time appointed for the meeting, a quorum is not present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day and time or to a different place as the Directors may, by not less than five (5) days’ notice in writing to all Shareholders, determine, and if at the adjourned meeting the same quorum is not present within half an hour from the time appointed for the meeting, any three (3) Shareholders collectively holding more than fifty per cent (50%) of the total issued share capital of the Company (on a Fully Diluted basis) then present shall be a quorum. At least fourteen (14) days’ (or such longer period as may be required by the Articles) notice in writing of all general meetings of the Company (including details of the agenda and any materials relevant for the meeting) shall be given to each Shareholder. Shareholders may participate in a general meeting through the use of a conference telephone, audio-visual conferencing or other telecommunications equipment and such Shareholders shall be considered present in person so long as all Shareholders participating in such meeting can hear one another, without the need for a Shareholder to be in the physical presence of the other Shareholders and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting.

6.3                               Subject to any applicable laws, and save as provided in Clause 6.4, questions arising at any meeting of the Shareholders shall be decided, resolutions of the Shareholders (except where such resolutions are in writing) shall be adopted and other action shall be taken only by a simple majority of affirmative votes of the holders of Ordinary Shares and Preference Shareholders, on an as-if converted basis, present at a meeting at which there is a quorum and voting together as a single class, and not as separate classes. Unless otherwise agreed by the Parties, each Share shall be entitled to one (1) vote.

6.4                               Subject to any applicable laws and save as provided in Clause 7.2:

(a)                          an ordinary resolution in writing shall be signed by Shareholders holding more than fifty per cent. (50%) of the total issued share capital of the Company (on an as-if converted basis) voting as a single class who are entitled to vote or being a corporation by its duly authorized representative and shall have the same effect and validity as a resolution of the Company passed at a general meeting of the Company duly convened, held and constituted. Such a resolution in writing may consist of several documents in the like form, each signed by one or more of such Shareholders; and

(b)                          a special resolution shall be signed by all Shareholders who are entitled to vote and shall have the same effect and validity as a resolution of the Company passed at a shareholder meeting of the Company duly convened.

7.                                      RESERVED MATTERS

7.1                               Subject to any additional requirements under any applicable laws, the Parties agree that none of the matters set out in SCHEDULE 3 shall be undertaken by the Company unless first approved by the affirmative vote of any five (5) Directors, including the affirmative votes of the VAF Director and the Series B Director, provided where a Director is not entitled to vote in respect of a matter due to a conflict of interest as set forth in Clause 5.11(c), then his affirmative vote shall not be required.

7.2                               Subject to any additional requirements specified by any applicable laws, the Parties agree that none of the matters specified in SCHEDULE 4 shall be undertaken by the Company unless first approved by Shareholders holding sixty-seven per cent (67%) or more of the Fully Diluted issued share capital of the Company, including the positive vote of Jeffrey Huang, Joseph Phua, KTB (for as long as it holds more than 50% or more of the Shares it initially holds at the date of this Agreement), VAF (for as long as it holds more than 5% of the Fully Diluted share capital of the Company),  IVP (for as long as it holds more than 5% of the Fully Diluted share capital of the Company), and the Series B Preference Shareholders (who on the date of such resolution being passed hold at least eighty-five per cent (85%) of the total Series B Preference Shares)

or their respective representatives, attorneys or proxies (“Veto Shareholders”).

7.3                               When any matter set out in SCHEDULE 4 requires approval by an ordinary resolution or by a Special Resolution (as referred to and/or defined in the Articles) of the Shareholders in accordance with the Cayman Islands law and it receives sufficient positive votes for it to be approved in accordance with Cayman Islands law but such matter did not receive the positive vote of the Veto Shareholders in accordance with Clause 7.2, the voting on such ordinary resolution or Special Resolution shall be re-tabulated and in such re-tabulation of votes, the Veto Shareholder(s) that voted against such ordinary resolution or Special Resolution shall have the number of votes equal to the aggregate number of votes of all Shareholders who voted in favour of such ordinary resolution or Special Resolution plus one.

7.4                               The provisions of this Clause 7 shall apply mutatis mutandis to each subsidiary of the Company and any other company, business, partnership or other entity in which the Company has a shareholding or ownership interest.

8.                                      DEADLOCK

8.1                               For the purposes of this Clause, a deadlock is deemed to have arisen where the Board of Directors of the Company or the Company in general meeting has, at three (3) consecutive Board meetings or general meetings (including adjourned meetings) (as the case may be) duly convened and (save for adjourned meetings) held not less than twenty-one (21) days apart, failed to obtain the necessary approval for the same matter appearing on the agenda for the said three (3) meetings (a “Deadlock”).

8.2                               Upon the occurrence of a Deadlock any of the Directors may refer the matter to the Shareholders by issue of a notice to the Shareholders and the Company (a “Deadlock Notice”) within ten (10) Business Days after the third consecutive Board meeting referred to at Clause 8.1 in respect of such matter.

8.3                               Upon receipt of a Deadlock Notice the Company shall not be entitled to transact the matter in question and the remaining provisions of this Clause 8 shall apply.

8.4                               The Shareholders shall act in good faith and use all reasonable endeavours to resolve the matter expeditiously and to the satisfaction of themselves and the Directors within thirty (30) Business Days after the matter is referred to them in accordance with Clause 8.2 (the “Dispute Resolution Period”).

9.                                      UNDERTAKINGS BY COMPANY AND M17 GROWTH

9.1                               Information Rights

Subject to the Shareholders’ compliance with Clause 15, the Company shall provide each of the Shareholders full access to the records, financial statements and information of the Company for so long as it/he shall hold any Shares. The Company further undertakes to the Shareholders that:

(a)                                the Company shall at all times maintain accurate and complete accounting and other financial records relating to its business, undertakings and affairs and prepare annual accounts in respect of each financial year, in each case in accordance with generally accepted accounting principles in Singapore and in compliance with all applicable legislation in respect of each accounting reference period, and shall procure that such accounts are audited as soon as practicable and shall supply copies of the same both in draft, and final form, to each of the Shareholders immediately upon their issue and in any event not later than the expiration of four (4) months from the end of each such financial year;

(b)                                the Company shall upon their issue, produce and deliver unaudited financial statements of the Company to the Shareholders within ninety (90) days following the end of each quarter;

(c)                                 not later than twenty (20) days after each month end, the Company shall prepare and provide to each of the Shareholders monthly management accounts and operating statistics including explanations of budget variances and such other financial information in such form as the Shareholders may request to keep each of the Shareholders properly informed about the business of the Company and generally to protect their interest;

(d)                                produce and deliver to the Shareholders quarterly business summaries of the Company within thirty (30) days after the end of the relevant quarter;

(e)                                 produce and deliver to the Shareholders the annual Budget and Business Plan of the Company for the following financial year no later than six (6) weeks before the end of each financial year and the management reports of the Company when requested by a Shareholder; and

(f)                                  the Company shall do all that the Company’s auditors may reasonably require by way of keeping records and accounts and provide such auditors with all such information and explanations as they may reasonably require and otherwise assist such auditors in all reasonable ways.

9.2                               Inspection

So long as the Lead Investors continue to hold an aggregate of at least thirty per cent (30%) of the Series B Preference Shares or Conversion Shares subscribed by the Lead Investors at the Initial Closing Date, the Company shall permit the Lead Investors to visit and inspect a Group Entity’s property, to examine its books of account and records and to discuss the Group Entity’s affairs, finances and accounts with its officers, all at such reasonable times as may be reasonably requested by the Lead Investors.

9.3                               Notification Rights

The Company shall at all times comply with any applicable legislation or regulation and any condition of any authority or consent relating to this Agreement, the Articles, and/or its business and operations, and will notify the Shareholders in writing immediately in the event of any breach or non-compliance.

9.4                               Use of Proceeds

The Company undertakes and covenants to procure and ensure that:

(a)                                the proceeds that have been obtained by each of its Subsidiaries from the issue of the preference shares which are exchanged for the applicable number of the Series A Preference Shares as contemplated under the Merger Agreement shall only be utilised for the expansion of the Business and for the working capital requirements of the Company or its Subsidiaries or as otherwise agreed by Shareholders in accordance with Clause 7.2;

(b)                                the proceeds that have been obtained by the Company from the issue of Series B Preference Shares as contemplated under the Subscription Agreement shall be utilised for the expansion of the Business and for the working capital requirements of the Company or its Subsidiaries or as otherwise agreed by the Shareholders in accordance with Clause 7.2.

(c)                                 in the event that the Company breaches its undertaking and covenant as set forth in 0 above, any Preference Shareholder is entitled to, at any time, at its election, redeem all (or any part) of the Preference Shares it holds against the Company at a price per share equal to price of the Preference Shares per share held by such Preference Shareholder plus an annual compounded rate of return of eight percent (8%) yield.

9.5                               Undertakings by M17 Growth

M17 Growth undertakes and covenants to procure and ensure that no shareholder of M17 Growth shall transfer all or any part of its interest in any shares in M17 Growth or other securities convertible into or exercisable for shares in M17 Growth held by it to a Competitor

10.                               FURTHER ISSUES OF SHARES

10.1                        Offer

(a)                                Unless otherwise agreed to by the Shareholders, each of the Shareholders shall exercise its voting rights for the time being in the Company and take such steps as for the time being lie within its powers to procure that the issue of any Shares or any other securities (including but not limited to debt securities), or rights or options to subscribe for new Shares or any other securities (including but not limited to debt securities) in the capital of the Company (the “New Shares”) shall, before such issuance or grant, be offered in the first instance to the Series A Preference Shareholders and Series B Preference Shareholders in their respective Shareholding Proportion in the Company on a Fully-Diluted Basis provided that New Shares shall not include:

(i)                                  the Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to any ESOP or duly approved share option, share award or share incentive scheme of the Company;

(ii)                               any Conversion Shares;

(iii)                            any securities issued in connection with any share split, share dividend or other similar event which shall have been approved by the Board (including the affirmative vote of the Series B Director);

(iv)                           any securities issued upon the exercise, conversion or exchange of any security issued and outstanding before the date of this Agreement;

(v)                                 any securities issued upon the exercise of warrants issued by the Company in accordance with the Innoven Warrants Instrument, DBS Warrants Instrument and IVP Warrants Instrument;

(vi)                              any securities issued pursuant to a Trade Sale;

(vii)                           any securities issued as consideration shares for an acquisition of shares or assets; and

(viii)                        any securities offered in a Qualifying IPO.

(b)                                Insofar as the Preference Shareholders are concerned, the pro rata share of their pre-emptive right under Clause 10.1 shall be based on the ratio of the number of Preference Shares held by such holder (on an as-converted basis) “(x)” to the Company’s outstanding shares (on a Fully-Diluted basis) “(y)”. The right of the Preference Shareholders under this Clause shall terminate immediately prior to a Qualifying IPO.

(c)                                 Such offer shall be made by notice specifying the number and class of New Shares offered, the proportionate entitlement of each Preference Shareholder, the price per New Share and limiting a period (not being less than 30 days) within which the offer, if not accepted, will be deemed to be declined.

(d)                                Upon the expiration of such period, the Directors shall, by a written notice, offer the New Shares so declined by the Shareholders, to all other Shareholders (including the other non-declining Preference Shareholders) who have notified their willingness to take all or any of such New Shares in accordance with the terms of the offer and in case of competition, pro rata (as nearly as possible) between the Shareholders in their respective Shareholding Proportion (the “Offer to Shareholders”).

(e)                                 The Offer to Shareholders shall be valid for a period of 30 days, after which the Offer to Shareholders, if not accepted, will be deemed to be declined.

(f)                                  Upon the expiration of the Offer to Shareholders, the Directors shall offer the New Shares so declined by the Shareholders to any party who is not a Shareholder.

(g)                                 Any fractional entitlements of the Shareholders under this Clause shall be rounded down to the nearest whole number.

10.2                        Condition Precedent

It shall be a condition precedent to the issue of any New Shares (other than an issue of Shares pursuant to any duly approved share option, share award or share incentive scheme of the Company) to any person who is not already a party to this Agreement that such person executes a deed of ratification and accession under which such person shall agree to be bound by and shall be entitled to the benefit of this Agreement as if an original party hereto.

11.                               TRANSFER OF SHARES

11.1                        Save unless otherwise provided in this Agreement and the Articles, no Management Shareholder shall, without the prior consent of all the Major Investors, transfer or otherwise sell, dispose of or deal with (“Transfer”) all or any part of its interest in any Ordinary Shares or other securities convertible into or exercisable for Ordinary Shares held by it.

(a)                                Any Management Shareholder who desires to Transfer any Ordinary Shares or other securities convertible into or exercisable for Ordinary Shares held by it (“Management Transferor”) shall notify the Major Investors of such desire to Transfer (the “Management Transfer Notice”). Such Management Transfer Notice shall specify the number of Ordinary Shares (and other securities convertible into or exercisable for Ordinary Shares) to be sold (the “Management Sale Shares”), the price of the Management Sale Shares (the “Management Prescribed Price”) and the terms of the third party’s offer (if any, and including the identity of such third party); and such Management Transfer Notice remains open until expiration of twenty-one (21) days after receipt of such Management Transfer Notice by the Major Investors (the “Management Prescribed Period”). If at the time of the Management Transfer Notice the Management Transferor has received a bona fide offer for the purchase of the Management Sale Shares from any person, the Management Transferor shall disclose the terms of such offer, and the identity of such person, in the Management Transfer Notice.

(b)                                Each of the Major Investors shall be entitled to a right to decline the Transfer of the Management Sale Shares. If any Major Investor fails to decline the Transfer during the Management Prescribed Period, such Major Investor shall be deemed to have consented to the Transfer.

11.2                        Transfer by Management Shareholders

(a)                                Subject to Clause 11.3 and the other provisions of this Agreement and the Articles and provided always that consent of all Major Investors have been sought pursuant to Clause 11.1, any Management Shareholder who desires to Transfer any Ordinary Shares or other securities convertible into or exercisable for Ordinary Shares held by it shall give to the Company the Management Transfer Notice and the provisions of Clause 11.1(b) shall apply as if the Company was the Major Investors. The Company is granted a right of first refusal to purchase and or all the Management Sale Shares at the Management Prescribed Price.

(b)                                If the Company does not exercise its right of first refusal or does not acquire all of such Management Sale Shares during the Management Prescribed Period, subject as hereinafter mentioned, the Company shall by notice in writing (the “Company’s Notice to Major Investors”) notify the Major Investor(s) (other than the Management Transferor) of the Management Prescribed Price and the number of Management Sale Shares not purchased by the Company (“Remaining Management Sale Shares”), the terms of the third party’s offer (if any, and including the identity of such third party); and the period (the “Second Prescribed Period”) being not less than twenty-one (21) days from the date of the Company’s Notice to Major Investors within which the offer must be accepted or (in default) will lapse.

(c)                                 The following procedures shall apply to any Transfer of Remaining Management Sale Shares by a Management Transferor:

i.                       the Company shall invite the Major Investors to apply in writing to the Company within the Second Prescribed Period in the Company’s Notice to Major Investors to acquire all or any of the Remaining Management Sale Shares;

ii.                    if a Major Investor shall, within the Second Prescribed Period, indicate its acceptance to acquire all or any of the Remaining Management Sale Shares (the “Acquiring Major Investor”), the Company shall allocate the Remaining

Management Sale Shares to or amongst the Acquiring Major Investor(s) pro rata (as nearly as possible) in accordance with the proportion that the Acquiring Major Investor’s respective shareholdings in the Company, provided that no applicant shall be obliged to take more than the maximum number of Remaining Management Sale Shares specified by it;

iii.               after the Second Prescribed Period, the Company shall forthwith give notice of such allocations made by it pursuant to Clause 11.2(c)ii (an “Management Allocation Notice”) to the Management Transferor and the Major Investor(s) to whom the Remaining Management Sale Shares have been allocated pursuant to Clause 11.2(c)ii and shall specify in such Management Allocation Notice the place and time (being not earlier than twenty-one (21) days and not later than twenty-eight (28) days after the date of the Management Allocation Notice) at which the sale of the Remaining Management Sale Shares so allocated shall be completed; and

iv.              if all or any of the Remaining Management Sale Shares are not allocated under Clause 11.2(c)iii (the “Second Remaining Sale Shares”), the Management Transferor shall by notice in writing invite each of the Major Investors who have been allocated Remaining Management Sale Shares pursuant to the Management Allocation Notice referred to in Clause 11.2(c)iii (collectively, “Management Purchasing Shareholders” and each a “Management Purchasing Shareholder”) to apply in writing to the Management Transferor within seven (7) days of the date of the Management Allocation Notice for all or any of the Second Remaining Management Sale Shares and in the case of competition the Company shall allocate the Second Remaining Management Sale Shares pro rata as nearly as possible in accordance with the proportion that the Acquiring Major Investor’s shareholding in the Company. If, upon the expiry of the said period of seven (7) days, the Management Purchasing Shareholders do not, on a collective basis, apply to purchase all the Second Remaining Management Sale Shares, the Company shall be entitled to notify the Management Shareholders by written notice to sell all (but not some only) of the Second Remaining Management Sale Shares, at a price not less than the Management Prescribed Price and on terms no more favourable than as had been offered to the Major Investors, to any person or persons as the Management Transferor may choose, provided that such sale takes place within the 3-month period referred to in Clause 11.2(e).

(d)                                If the Management Sale Shares offered pursuant to Clause 11.2(c) are taken up by any of the Major Investors (other than the Management Transferor) and/or the Company, the Management Transferor shall be bound, upon payment of the Management Prescribed Price, to transfer such Management Sale Shares to the purchasing Major Investor(s) and/or the Company. If, after becoming so bound, the Management Transferor makes default in transferring the Management Sale Shares, the Company shall be entitled to receive the purchase money and the Management Transferor shall be deemed to have appointed the Chairman of the Board or, where the Chairman is a Director appointed by the Management Transferor, any Director (other than a Director appointed by the Management Transferor) or Secretary, as its agent and lawful attorney to execute, complete and deliver a transfer of the Management Sale Shares to the purchasing Major Investor(s) and/or the Company, and, upon execution of such transfer, the Company shall hold the purchase money on trust for the Management Transferor.  The receipt by the Company of the purchase money shall be a good discharge to each purchasing Major Investors and/or the Company and, after such purchasing Major Investors and/or the Company’s name has been registered as the holder of the Management Sale Shares in exercise of the aforesaid power, the validity of the proceedings shall not be questioned by any person.

(e)                                 During the three (3) months following either:

i.                  the expiry of the Second Prescribed Period referred to in Clause 11.2(b), the Management Transferor shall be at liberty to transfer to any person at a price not less than the Management Prescribed Price and on terms no more favourable than as had been offered to the Major Investors and/or the Company, any of the

Remaining Management Sale Shares not allocated by the Company in the Management Allocation Notice issued pursuant to Clause 11.2(c)iii; or

ii.               if all or any of the Second Remaining Sale Shares  are not purchased by the Major Investors , the expiry of the said period of seven (7) days referred to in Clause 11.2(c)iv, the Management Transferor shall be at liberty to transfer to any person at a price not less than the Management Prescribed Price and on terms no more favourable than as had been offered to the Major Investors, the remaining Second Remaining Sale Shares not purchased by the Major Investors.

11.3                       Co-Sale Right: Subject to Clause 11.2, the co-sale right under this Clause shall apply to any sale, transfer or disposal of any Ordinary Shares or other securities convertible into or exercisable for Ordinary Shares by a Management Shareholder (“Co-Sale Offeror”) to a third party prospective buyer (“Co-Sale Purchaser”).

(a)                                In the event that the Co-Sale Offeror receives a bona fide offer to purchase any Shares from a third party, the Co-Sale Offeror shall provide a notice in writing (“Co-Sale Notice”) to each of the other Shareholders (other than the Management Shareholders) (each a “Co-Seller”) with a copy to the Company, specifying the number of Shares to be sold by the Co-Sale Offeror (“Co-Sale Shares”), the nature and material terms of such offer, the consideration to be paid, and the name and address of the Co-Sale Purchaser.

(b)                                Each Co-Seller shall have the right, exercisable upon written notice (“Co-Sale Acceptance”) to the Co-Sale Offeror with a copy to the Company, to be given within thirty (30) days after receipt of the Co-Sale Notice, specifying the number of Shares that such Co-Seller is exercising its right of co-sale in relation to (which shall be no more than the Co-Sale Limit applicable to such Co-Seller) (“Co-Seller Shares”), to participate in the sale, transfer or disposition of the Co-Sale Offeror’s Shares, on the same terms and conditions indicated in the Co-Sale Notice (or the actual terms of the proposed transfer, if more favourable to such Co-Seller).

(c)                                 Upon receipt of the Co-Sale Acceptance(s), the Co-Sale Offeror shall procure that the Co-Sale Purchaser shall acquire all Co-Seller Shares in priority to and simultaneously with the acquisition of Co-Sale Shares.

(d)                                In the event that any Co-Seller does not exercise its allocated right to co-sell Shares up to its respective Co-Sale Limit, the other Co-Sellers shall be entitled to take up such allocation pro-rata amongst themselves (vis-à-vis the proportion that each such Co-Seller’s Shares bears to the total number of Shares held by such Co-Sellers).

(e)                                 For the purpose of this Clause 11.3:

(i)             “Full Co-Sale Event” means any sale, transfer or disposal of Shares by a Co-Sale Offeror to a Co-Sale Purchaser which would result in the Management Shareholders holding (after the sale, transfer or disposal) in aggregate less than 30% of the share capital of the Company (on a Fully Diluted basis).

(ii)          “Co-Sale Limit” means either:

A.            in the event of a Full Co-Sale Event, all the Shares held by the Co-Seller (on a Fully Diluted basis); or

B.            in all other Co-Sale situations other than a Full Co-Sale Event, such portion of Co-Sale Shares as may correspond to the proportion that the Co-Seller’s Shares (on an as-if converted basis) bears to the total number of Shares held by the exercising Co-Sellers and the Co-Sale Offeror, including such other portion allocated and taken up by such Co-Seller pursuant to Clause 11.3(d).

(f)                                  A Co-Seller shall at its sole discretion be entitled (but not obliged) to sell any or all of its Shares up to the Co-Sale Limit.

(g)                                 The Co-Sale Offeror may not sell, transfer or dispose of its Shares if the Co-Sale Purchaser does not purchase all Co-Seller Shares in priority to and simultaneously with the acquisition of Co-Sale Shares, and on terms not less favourable than that set out in the Co-Sale Notice (or the actual terms of the proposed transfer, if more favourable to such Co-Seller).

11.4                        Drag Along Right: If at any time any one or more Shareholder(s) holding fifty per cent. (50%) or more of the Company’s Fully Diluted issued share capital (including the Lead Investors) (the “Drag Majority”) shall desire to sell, transfer or otherwise dispose of all its Shares to a third party, such transfer being a bona fide transfer on commercial arms-length terms and the third party purchaser wishes to purchase all of the Company’s Fully Diluted issued share capital at a purchase price per share above US$ 2.60, the Drag Majority may (but shall not be required to), prior to completing any sale or transfer of its Shares to the third party purchaser, give written notice (a “Drag-Along Notice”) to the other Shareholders (each a “Dragged Shareholder”) informing them of such intention and the terms and price of such sale and transfer, and that they require the Dragged Shareholders to also sell all their Shares to the third party purchaser on the same terms and at the same price as that applicable to the Shares of the Drag Majority. Accordingly, the Drag Majority shall be deemed to have waived its rights of first refusal (if any) in respect of the Shares of the Dragged Shareholders.

11.5                       Upon receipt of a Drag-Along Notice, the Dragged Shareholders shall be deemed to have waived their rights of first refusal (if any) in respect of the Shares to be transferred pursuant to the Drag-Along Notice, and shall be bound to transfer all of its Shares (“Drag-Along Shares”) to the third party purchaser on such date and upon payment of the sale price, in accordance with the Drag-Along Notice. If any of the Dragged Shareholders after having become bound as aforesaid makes default in transferring the Drag-Along Shares, the Company may receive the purchase money and the relevant Dragged Shareholder in default shall be deemed to have appointed any Director (other than a Director appointed by the Shareholder in default), as its agent to execute a transfer of the Drag-Along Shares to the third party purchaser, and upon the execution of such transfer(s) the Company shall hold the purchase money in trust for the Dragged Shareholder in default.  The receipt by the Company of the purchase money shall be a good discharge to the third party purchaser, and after the name of the third party purchaser has been registered as the holder of the Drag-Along Shares in exercise of the aforesaid power, the validity of the proceedings shall not be questioned by any person. The Dragged Shareholders shall do all things, including the execution and delivery of such instruments of conveyance and transfer and the taking of such other action, including executing and delivering any shareholder consents or resolutions, purchase agreements, merger agreements, escrow agreements or related documents, as may be necessary or otherwise required by the Drag Majority to approve and effect the sale of such Shares.

11.6                        It shall be a condition precedent to the right of any Shareholder to transfer Shares that the transferee of the relevant Shares, (the “Transferee”), if not already bound by the provisions of this Agreement, executes in such form as may be reasonably required by and agreed between the other Shareholder(s) a deed of ratification and accession under which the Transferee shall agree to be bound by and shall be entitled to the benefit of this Agreement as if an original party hereto. The Shareholders shall procure that the Company shall not register any Transferee as the holder of any Shares in the capital of the Company unless such a deed of ratification and accession has been executed by such Transferee. Upon registration, such Transferee shall rank pari passu in all respects with all other then existing Shareholders of the same class(es).

11.7                        Compulsory Transfers: A Shareholder shall be deemed to have constituted the Company as its agent for the sale of all the Shares held by such Shareholder (the “Defaulting Shareholder”) in any of the following events, in each case, resulting in a Material Adverse Change:

(a)                                 a creditor attaches, seizes or takes possession of or a liquidator, receiver or similar officer is appointed in respect of or a distress, execution or other process is effected against any of the Shares held by the Defaulting Shareholder or any other assets of the Defaulting Shareholder which are significant in relation to the ability of the Defaulting Shareholder to observe its obligations under this Agreement and such attachment, seizure, possession, appointment, distress, execution or process is not discharged or discontinued within fourteen (14) days; or

(b)                                the Defaulting Shareholder is unable to pay its debts as they fall due or begins negotiations with one or more of its creditors with a view to a reconstruction, readjustment or rescheduling of all or a material part of its debts or proposes or enters into any compromise, composition or other arrangement for the benefit of its creditors generally or any proceedings are commenced in relation to the Defaulting Shareholder under any law relating to reconstruction, readjustment or rescheduling of debts;

(c)                                 the Defaulting Shareholder or any other person takes any action or any legal proceedings are started or other steps taken for (i) the Defaulting Shareholder to be adjudicated bankrupt or insolvent or (ii) the winding-up, liquidation or dissolution of the Defaulting Shareholder; or

(d)                                the Defaulting Shareholder or any controlling ultimate beneficial owner of such Defaulting Shareholder shall have been convicted of any offence (other than a traffic offence) or had judgment given against such person in any civil proceedings in Singapore or elsewhere involving fraud, misrepresentation or dishonesty and which materially and adversely affects or is likely to adversely affect the financial position, prospects, condition, business operations or general affairs of the Company.

11.8                        Within seven (7) days of the occurrence of any event listed in Clause 11.7, the Shareholders agree that the Company shall, on behalf of the Defaulting Shareholder, offer all the Shares held by the Defaulting Shareholder (the “Default Sale Shares”) to the other Shareholders by notice in writing (the “Company’s Notice”) notify the Shareholders (other than the Defaulting Shareholder) of the number of Default Sale Shares and Default Share Price (as defined below), the identity of the Defaulting Shareholder) and the Company’s Notice shall specify the period (the “Prescribed Period”) being a date falling thirty (30) days from the date on which the Default Sale Price is determined within which the offer must be accepted or (in default) will lapse. For purposes of this Clause 11, the price for the Default Sale Shares per share shall be Fair Price of the Default Sale Shares per share as determined based by a reputable, independent firm of accountants (the “Expert”), shall be elected by the Defaulting Shareholder and the Company (the “Default Sale Price”).

11.9                        The following procedures shall apply to any transfer of Default Sale Shares by a Defaulting Shareholder:

(a)                                the Company shall invite the Shareholders to apply in writing to the Company within the Prescribed Period in the Company’s Notice for up to their pro rata proportion of the total Default Sale Shares (such proportion being the proportion that each Shareholder’s number of Preference Shares (on an as-if converted basis) bears to the total number of Preference Shares (on converted Fully Diluted basis)) as it shall specify in such application;

(b)                                if the other Shareholders shall within the Prescribed Period apply for all or any of the Default Sale Shares, the Company shall allocate the Default Sale Shares (or so many of them as shall be applied for as aforesaid) to or amongst the applicant Shareholders and in the case of competition pro rata (as nearly as possible) in accordance with the proportion that the applicant Shareholders’ respective shareholdings in the Company bear to one another, provided that no applicant shall be obliged to take more than the maximum number of Default Sale Shares specified by it;

(c)                                 after the Prescribed Period, the Company shall forthwith give notice of such allocations made by it pursuant to Clause 11.9(b) (an “Allocation Notice”) to the Defaulting Shareholder and the Shareholders to whom the Default Sale Shares have been allocated pursuant to Clause 11.9(b) and shall specify in such Allocation Notice the place and time (being not earlier than twenty-one (21) days and not later than twenty-eight (28) days after the date of the Allocation Notice) at which the sale of the Default Sale Shares so allocated shall be completed; and

(d)                                if the Shareholders do not, on a collective basis, apply to purchase all the Default Sale Shares pursuant to Clause 11.9(b), the Defaulting Shareholder shall by notice in writing invite each of the Shareholders which have been allocated Default Sale Shares pursuant to the Allocation Notice referred to in Clause 11.9(c) (collectively, “Purchasing Shareholders” and each a “Purchasing Shareholder”) to apply in writing to the Defaulting Shareholder within seven (7) days of the date of the Allocation Notice for all or any of the Default Sale Shares not allocated under Clause 11.9(c)11.9 (the “Remaining Default Sale Shares”) and in the case of competition the Company shall allocate the Remaining Default Sale Shares pro rata as nearly as possible in accordance with the proportion that the applicant Shareholders’ respective shareholdings in the Company bear to one another.  If, upon the expiry of the said period of seven (7) days, the Purchasing Shareholders do not, on a collective basis, apply to purchase all the Remaining Default Sale Shares, the balance may within the following twenty-one (21) days be:

(i)             subject to any applicable laws, repurchased by the Company at a price that is not lower than the Default Sale Price; or

(ii)          transferred only to a person approved in writing by the Board at a price that is not lower than the Default Sale Price.

11.10                 If the Default Sale Shares offered pursuant to Clause 11.9 are taken up by any of the Shareholders (other than the Defaulting Shareholder), the Defaulting Shareholder shall be bound, upon payment of the Default Share Price, to transfer such Default Sale Shares to the Purchasing Shareholder(s).  If, after becoming so bound, the Defaulting Shareholder makes default in transferring the Default Sale Shares, the Company shall be entitled to receive the purchase money and the Defaulting Shareholder shall be deemed to have appointed the Chairman of the Board or, where the Chairman is a Director appointed by the Defaulting Shareholder, any Director (other than a Director appointed by the Defaulting Shareholder) or Secretary, as its agent and lawful attorney to execute, complete and deliver a transfer of the Default Sale Shares to the Purchasing Shareholder(s) and, upon execution of such transfer, the Company shall hold the purchase money on trust for the Defaulting Shareholder.  The receipt by the Company of the purchase money shall be a good discharge to each Purchasing Shareholder and, after such Purchasing Shareholder’s name has been registered as the holder of the Default Sale Shares in exercise of the aforesaid power, the validity of the proceedings shall not be questioned by any person.

11.11                 Notwithstanding any other provisions in this Agreement, the Company and the other Shareholders shall be entitled (without prejudice to any other rights or remedies available to it under this Agreement or otherwise):

(a)                                 to require that all existing indebtedness owed by the Company to the Defaulting Shareholder is subordinated to all indebtedness from time to time of the Company to all other persons (including any other Shareholders);

(b)                                 at any time during which any event in Clause 11.7 affecting the Defaulting Shareholder is continuing, to give notice to the Defaulting Shareholder that, for the duration of such event, the Defaulting Shareholder shall not be entitled:

(i)                                     to receive notice of, attend or vote at any meeting of the Company and where the presence of such Defaulting Shareholder is required as part of the quorum requirements in Clause 5.2, such presence shall be waived;

(ii)                                  to receive, participate or share in any distribution or dividend made, declared or proposed to be made by the Company;

(iii)                               to transfer its Shares to any person;

(iv)                              to have any Director appointed by it receive notice of, attend or vote at any meeting of the Directors or to act as Director and where the presence of such Director is required as part of the quorum requirements in Clause 5.8, such presence shall be waived; and/or

(v)                                 to require the Defaulting Shareholder to assign or transfer to the other Shareholders or any third party as they may direct, any other shares, loans or debentures to or in the Company held by such Defaulting Shareholder at the Default Sale Price.

11.12                 Restrictions. Prior to a Qualifying IPO:

(a)                                save only for the Transfer of any Shares pursuant to this Clause, no Management Shareholder shall be entitled to sell, transfer or otherwise dispose of all or any of their Ordinary Shares, or create or permit to subsist any mortgage, charge, pledge, lien or other Encumbrance over their Ordinary Shares or any part thereof;

(b)                                notwithstanding the provisions of Clauses 11.1 to 11.3 above, no Shareholder shall Transfer any of its Shares or other securities convertible into or exercisable for Shares and/or securities in the Company to a Competitor except in the event of a Trade Sale; and

(c)                                 neither Joseph nor Jeffrey shall transfer, assign, encumber or otherwise dispose of any Shares held by them without the prior approval of the Lead Investors.

11.13                 If (pursuant to any of the provisions of this Agreement) a transfer of Shares is required to be effected, then (unless otherwise expressly provided):

(a)                                the seller of the relevant Shares shall deliver to the purchaser (i) the certificate(s) in respect of those Shares together with a duly executed transfer form in respect thereof (either in favour of the purchaser or its nominee) and, if applicable, (ii) the written resignation of any Director(s) appointed by the seller selling, transferring, or otherwise disposing of all of its Shares;

(b)                                the purchaser shall deliver to the seller a bank draft or cashier’s order in respect of the price therefor or otherwise procure payment of that sum by means acceptable to both the seller and the purchaser; and

(c)                                 the seller and the purchaser shall do all such acts and execute such other documents as may be required to complete the transfer of the Shares.

11.14                 The Company shall not register any purchaser as the holder of any Sale Shares unless the provisions of this Clause 11 have been complied with by the Transferor and the purchaser.

11.15                 All rights of pre-emption or rights or first refusal under this Clause 11 (including the Co-Sale rights) shall terminate immediately prior to a Qualifying IPO.

12.                               SHARE TRANSFER EXCEPTIONS

12.1                        Notwithstanding any other provision of this Agreement, subject only to Clause 11.6 and Clause 11.12(b) and the Articles, each Shareholder may transfer all or any part of its Shares to any of its Affiliates without any obligation to offer its Shares to any other Shareholders, provided that:

(a)                                such Affiliate shall agree in writing upon such transfer to be bound by and to perform all of the provisions of this Agreement that are applicable to the transferring Shareholder by executing a deed of ratification and accession to this Agreement; and

(b)                                such Affiliate shall agree to transfer such Shares back to such Shareholder and such Shareholder shall cause the Affiliate to do so if such Affiliate ceases at any time to be an Affiliate of such Shareholder or is affected by any of the events specified in Clause 13.1.

12.2                        Notwithstanding any other provision of this Agreement, subject only to Clause 11.6 and Clause 11.12(b), Jeffrey and/or Universal Standard Ventures Ltd. (Seychelles) may freely transfer all or any part of its Shares to any third party(ies) in the aggregate, amount to no more than 9,000,000 Ordinary Shares.

12.3                        Notwithstanding any other provision of this Agreement, subject only to Clause 11.6 and Clause11.9(b), the Company may transfer any Ordinary Shares held in treasury pursuant to any ESOP adopted by the Board from time to time.

13.                               EVENTS TRIGGERING AN OPTION TO PURCHASE

13.1                        The provisions of this Clause 13 shall apply when a Termination Event occurs. It is a Termination Event in relation to a Shareholder if:

(a)                                the Shareholder becomes voluntarily or involuntarily the subject of proceedings under any bankruptcy or insolvency law, or other law or procedure for the relief of financially distressed debtors and such circumstance of such Shareholder has resulted in a Material Adverse Change; or

(b)                                the Shareholder commits a material breach of this Agreement (“Material Default”)

which (A) is not remedied within thirty (30) days of notice from the other party requiring the breach to be remedied and (B) has resulted in a Material Adverse Change.

13.2                        If a Termination Event occurs in relation to a Shareholder (the “Affected Party”), the Affected Party shall be obliged to notify the other Parties (the “Continuing Party”) promptly of the Termination Event.  After a Termination Event, any Continuing Party may jointly make an offer for all the Shares (the “Affected Party’s Shares”) held by the Affected Party provided that:

(a)                                the offer is made within a period of sixty (60) days after the date that the relevant Termination Event has occurred; or

(b)                                in the case of a Material Default, within a period of thirty (30) days after the expiry of the notice given under Clause 13.1(b),

provided that in the event that more than one Continuing Party makes an offer for the Affected Party’s Shares, the Affected Party’s Shares shall be apportioned amongst such Parties in accordance with their Shareholding Proportion vis-à-vis themselves.

13.3                        The offer for the Affected Party’s Shares referred to in Clause 13.2 shall take the form of a notice to the Affected Party (the “Offer Notice”).  The Offer Notice shall include the price offered (the “Offered Price”) and a statement that the offer may be accepted within thirty (30) days of the Affected Party receiving the Offer Notice. If the Affected Party fails to respond within the thirty (30) day period referred to in this Clause, he shall be deemed to have accepted the Offered Price.

13.4                        If the Affected Party notifies the Continuing Party within the thirty (30) day period that he does not accept the Offered Price, a reputable, independent firm of accountants (the “Expert”), shall be elected by the Affected Party and appointed by the Company, at the expense of the Affected Party, to determine the Fair Price.  The Fair Price shall be ascertained on a going concern basis (or break-up if the Company has ceased trading) on accounting principles and practices consistent with those used in the preparation of the accounts of the Company, and in so determining and certifying the said Fair Price, the Expert shall be considered as acting as an expert and not as an arbitrator.  If the Expert is not elected by the Affected Party within seven (7) days of the Affected Party’s notice that he does not accept the Offered Price, the Company shall be entitled to elect and appoint the Expert, at the expense of the Affected Party, to determine the Fair Price.  If an Expert is appointed under this Clause, the Continuing Party shall have the right to purchase the Affected Party’s Shares from the Affected Party at the Fair Price.  The Continuing Party shall exercise the right to purchase by giving notice to the Affected Party within thirty (30) days of the Expert’s determination of the Fair Price and shall have the right to set-off the costs and expenses of appointing the Expert from the purchase money if the Affected Party fails to pay the same.

13.5                        The Affected Party shall be bound to sell and the Continuing Party shall be bound to purchase the Affected Party’s Shares:

(a)                                at the Offered Price, if the Affected Party notifies acceptance of the Offered Price under Clause 13.3, or if the Affected Party fails to request the Expert to determine the Fair Price within the thirty (30) day period referred to in Clause 13.3; or

(b)                                at the Fair Price, if the Continuing Party notifies the Affected Party of the exercise of his rights to purchase under Clause 13.

13.6                        If, after becoming so bound, the Affected Party makes default in transferring the Affected Party’s Shares, the Company shall be entitled to receive the purchase money and the Affected Party shall be deemed to have appointed the Chairman of the Board or, where the Chairman is a Director appointed by the Affected Party , any Director (other than a Director appointed by the Affected Party) or Secretary, as its agent and lawful attorney to execute, complete and deliver a transfer of the Affected Party’s Shares to each Continuing Party and, upon execution of such transfer, the Company shall hold the purchase money on trust for the Affected Party.  The receipt by the Company of the purchase money shall be a good discharge to each Continuing Party and, after such Continuing Party’s name has been registered as the holder of the Affected Party’s Shares in exercise of the aforesaid power, the validity of the proceedings shall not be questioned by any person.

13.7                        Nothing in this Clause 13 shall affect any Party’s right to claim damages or other compensation under applicable law for a breach or, where appropriate, to seek an immediate remedy of an injunction, specific performance or similar court order to enforce the defaulting Shareholder’s obligations.

14.                               NON-COMPETITION

14.1                        For so long as each Founder remains a shareholder of the Company and for a period of twelve (12) months thereafter, each such Founder shall not in any Relevant Capacity directly or indirectly, without the approval by a majority of the Board (including the affirmative approval of the Series B Director) excluding, as the case may be, the Director(s) appointed by the Founder(s) purporting to carry out any actions restricted by this Clause:

(a)                                carry on any business in competition with the Company’s or any of its subsidiaries’ Business; or

(b)                                invest or hold any interest in any company or business who generates fifty percent (50%) or more of its annual revenue in the most recent financial year from any business in competition with or similar to the Business, provided however, that the non-competition obligations as set forth in (a) and (b) above shall not apply to any business, investment or interest that has already been carried on, made or held by the Founder as of the date of this Agreement and disclosed to all Parties.

Nothing in this Clause 14.1 shall preclude any Founder from holding (directly or through nominees) investments listed on any recognised stock exchange as long as such Founder does not beneficially hold more than five per cent (5%) of the issued shares, debentures or other securities of any class of one company and provided that such shareholder does not or shall not participate in or is otherwise involved in the management of such company.

14.2                        None of the Shareholders shall, whilst it remains a shareholder of the Company and for a period of six (6) months thereafter, in any Relevant Capacity directly or indirectly do or permit any of the following to be done without the prior consent of the other Shareholder(s), save as otherwise specified in this Agreement:

(a)                                solicit or entice away or attempt to solicit or entice away from the Company the custom of any person, firm or company or organisation who shall at any time within twelve (12) months prior thereto has been a customer, supplier, client or agent of the Company or in the habit of dealing with the Company or any of its subsidiaries;

(b)                                solicit or entice away or attempt to solicit or entice away from the Company any person who is a Director (other than a Director appointed by that Shareholder), officer, manager or employee of the Company or any of its subsidiaries whether or not such person would commit a breach of his contract of employment by reason of leaving such employer;

(c)                                 either solely or jointly with or in partnership or be concerned as a director in any company or on behalf of any other person directly or indirectly carry on or be engaged or interested in any business in competition with the Company in the Field or assist with technical advice in relation to any such business in the Field; and

(d)                                cause or permit or suffer any of its subsidiaries or any other person directly or indirectly controlled by it to do any of the acts specified in Clauses 14.1 or 14.2.

14.3                        While the restrictions aforesaid are considered by the Parties to be reasonable in all the circumstances it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in the circumstances for the protection of the Company’s and the Shareholders’ legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner then the restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

14.4                        Each undertaking in Clauses 14.1 and 14.2 shall be treated as independent of the other undertakings, so that, if any one or more is held to be invalid as an unreasonable restraint of trade or for any other reason, the remaining undertakings shall be valid to the extent that they are not so affected.

15.                               CONFIDENTIALITY

15.1                        All Confidential Information shall be kept in the strictest confidence by the recipient unless or until compelled to disclose by judicial or administrative procedures or in the opinion of his counsel, by other requirements of law, or the recipient can reasonably demonstrate that:

(a)                                it is or part of it is, in the public domain (other than by virtue of its actions and/or omissions) or that the information has also been received from a third party which, to the actual knowledge of the recipient is not subject to any confidentiality obligations with respect to such information whereupon, to the extent that it is public, this obligation shall cease; or

(b)                                it is required to be furnished to the bankers or investors or potential investors of any of the Parties or to any regulatory agencies as part of a public flotation exercise or a fund-raising exercise, involving any of the Shareholders or the Company, and in such cases, this obligation shall cease only to the extent required under the respective circumstances;

provided that nothing herein shall prohibit any Party from disclosing any information referred to in this Clause to (aa) its auditors or other professional advisers or where such disclosure is required by law, any regulatory body or the rules and regulations of any recognised stock exchange; or (bb) their respective bankers, financial advisers, consultants, legal or other advisers, officers, directors, general partners, limited partners, fund managers, shareholders, related corporations and affiliates provided, however, that such bankers, financial advisers, consultants, legal or other advisers, officers, directors, general partners, limited partners, fund managers, shareholders, related corporations or affiliates shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise.

15.2                        Nothing in this Clause shall prohibit the disclosure of any information by the Directors appointed by IVP and VAF to IVP and VAF respectively.

16.                               INITIAL PUBLIC OFFERING

16.1                        In the event of an IPO of the Company, each of the Preference Shareholders shall be entitled to require the Company to place or offer for sale in such IPO its Shares by providing written notice to the Company no later than six (6) months prior to the anticipated closing of such IPO. Subject always to applicable stock exchange rules and regulations and complete underwriter cutback(s), the maximum percentage of the IPO that the Shares of each of the Preference Shareholders shall represent shall be computed by taking the number of issued Preference Shares then held by such Preference Shareholder immediately prior to such IPO on an as-if converted basis and dividing it by the total number of issued Preference Shares then held by all of the holders of Preference Shares on an as-if-converted basis and such Shares shall be placed on terms and conditions no less favourable to such Preference Shareholders than to any other selling Shareholder.

16.2                        To the extent permitted by applicable law and the rules and regulations of the stock exchange on which the Company intends to list and subject to consent of the underwriters, each of the Company, the Lead Investors and the other Shareholders covenants to and undertakes with each of the Preference Shareholders that, in the event of an IPO of the Company, all the Shares held by each of the Preference Shareholders (“Registrable Shares”) shall be listed, quoted and freely traded on a Recognised Stock Exchange.

16.3                        In the event of an IPO of the Company in the United States, the Company shall grant to each of the Preference Shareholders the registration and other rights set out in the Articles and any analogous or equivalent rights with respect to an IPO of the Company in any other jurisdiction if such rights exist under such other jurisdiction.

16.4                        Save for the registration rights granted to each of the Preference Shareholders under the Articles, the Company shall not grant any registration rights without the prior consent of the Preference Shareholders.

16.5                        All reasonable expenses incurred in respect of the aforesaid IPO of the Company (including but not limited to the registration of the Registrable Shares) shall be borne by the Company.

17.                               REPRESENTATIONS & WARRANTIES

Each of the Parties represents and warrants to and for the benefit of the other as follows:

(a)                                it has full power and authority to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(b)                                all actions, conditions and things required to be taken, fulfilled and done including, without limitation the obtaining of any necessary consents or license or the making of any filing or registration in order to enable it/him to lawfully enter into, exercise its/his rights and perform and comply with its respective obligations under this Agreement and all other documents and/or agreements executed in connection therein to which it is a party, and to ensure that those obligations are legally binding and enforceable, have been taken, fulfilled and done;

(c)                                 its entry into, exercise of its/his rights and/or performance of or compliance with its obligations under this Agreement and all other documents and/or agreements executed in connection therein to which it is a party, do not and will not violate, or exceed any power or restriction granted or imposed by (i) any law, regulation, authorization, directive or order (whether or not having the force of law) to which it/he is subject; (ii) its constitutive documents, where applicable; or (iii) any agreement or arrangement to which it is a party or which is binding on it or its or his assets; and

(d)                                its obligations under this Agreement and all other documents and/or agreements executed in connection therein to which it/he is a party, are valid, binding and enforceable against it/him in accordance with their terms and it/he unconditionally waives and will not at any time plead any immunity (whether of a diplomatic, governmental, quasi-governmental or any other nature whatsoever) from proceedings, actions, suits or claims arising from or in connection with the terms and conditions of this Agreement.

18.                               DURATION AND TERMINATION

18.1                        This Agreement shall take effect from the date of this Agreement without limit in time for so long as there are at least two (2) Shareholders and shall cease and determine:

(a)                                upon the dissolution or liquidation of the Company (other than to effect a scheme of reconstruction or amalgamation); or

(b)                                by the unanimous agreement of all the Shareholders in writing,

whichever is the earliest.

18.2                        If any Party shall transfer or sell the entirety of his/its Shares in accordance with the provisions of this Agreement, he/it shall (save, however, for Clauses 11.6, 13 and 15) be released from its rights and obligations under this Agreement but if at that time there are two or more Parties bound by the provisions of this Agreement, this Agreement shall continue in full force and effect as between such continuing Parties until terminated in accordance with Clause 18.1.

18.3                        Such termination shall not:

(a)                                prejudice the rights and remedies of the Parties arising out of or in connection with this Agreement up to and including the termination date; and

(b)                                relieve any Party from any liability or obligation for any matter, undertaking or condition which has not been done, observed or performed by that Party before termination, or which is required to be done, observed or performed by any Party after termination.

19.                               MISCELLANEOUS

19.1                        This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Parties with respect to the subject matter hereof, whether such be written or oral.  None of the provisions herein may be varied or amended except by the written agreement of (i) the Company, (ii) the holders of a majority of the issued and outstanding Ordinary Shares, (iii) the holders of seventy per cent (70%) of the issued and outstanding Series A Preference Shares, (iv) the holders of eighty-five per cent (85%) of the issued and outstanding Series B Preference Shares, (v) Joseph, and (vi) Jeffrey.

19.2                        In the event of any inconsistency or conflict among the provisions of this Agreement, the Subscription Agreement and the Articles, the provisions of this Agreement shall prevail and the Shareholders shall, where possible, forthwith cause such necessary alterations to be made to the Articles and/or the Subscription Agreement as are required so as to remove such conflict.

19.3                        Nothing in this Agreement shall constitute or be deemed to constitute a partnership or agency between the Parties or qualify or be deemed to qualify any Party as an agent of the other Party or any of its affiliates, for any purpose whatsoever.  No Party shall have the authority or power to bind the other Party or any of its affiliates, or to contract in the name of, or create a liability against, the other Party or any of its affiliates.  Except as otherwise expressly provided herein, each Party shall be solely responsible for its expenses incurred in the performance of its obligations under this Agreement.

19.4                        The provisions of Clauses 13, 15 and 19, and such other provisions in this Agreement which of their nature are intended to continue past termination, shall survive the termination of this Agreement.

19.5                        No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

19.6                        This Agreement shall be binding on and shall enure for the benefit of the Parties and their respective successors and assigns. Any reference in this Agreement to any Party shall be construed accordingly.  No Party may assign and/or transfer its rights, benefits and obligations under this Agreement to any person without the prior written consent of the other Parties.

19.7                        Unless otherwise agreed, each Party shall bear its own legal, professional and other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement.

19.8                        All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered by hand, by courier or prepaid registered post with recorded delivery, or by facsimile transmission (including e-mail) addressed to the intended recipient thereof at its address or at its facsimile number or e-mail address, and marked for the attention of such person (if any), designated by it to the other Party for the purposes of this Agreement or to such other address or facsimile number, and marked for the attention of such person, as a Party may from time to time duly notify the other in writing. The initial address, telephone number, fax number, e-mail address and person (if any) so designated by the Parties are set out below.

Existing Shareholders

Address	:	As set out in SCHEDULE 1

E-mail address	:	As set out in SCHEDULE 1

Attention	:	As set out in SCHEDULE 1

Series B Preference Shareholders

Address	:	As set out in SCHEDULE 2

E-mail address	:	As set out in SCHEDULE 2

Attention	:	As set out in SCHEDULE 2

The Company

Address	:	Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

E-mail address	:	yueng22@gmail.com

Attention	:	Danny Yueng

Any notice, demand or communication so served by hand, courier with recorded delivery, fax, e-mail or post shall be deemed to have been duly given (i) in the case of delivery by hand or by courier, when delivered; (ii) in the case of fax or e-mail, at the time of transmission provided that the sender does not receive any indication that the message has not been successfully transmitted to the intended recipient; (iii) in the case of post, on the second Business Day after the date of posting (if sent by local mail) and on the seventh Business Day after the date of posting (if sent by air mail), provided that in each case where delivery by hand, by courier or by fax occurs on a day which is not a Business Day or after 6pm on a Business Day, service shall be deemed to occur at 9am on the next following Business Day.  References to time in this Clause are to local time in the country of the addressee.

19.9                        If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision, and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

19.10                 This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Any Party may enter into this Agreement by signing any such counterpart (which may include counterparts delivered by facsimile and/or electronic transmission) and each counterpart shall be as valid and effectual as if executed as an original.

19.11                 A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act (Cap. 53B of the Singapore Statutes) to enforce any term of this Agreement.

19.12                 This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

19.13                 Without prejudice to any right of the parties to apply to any competent court for injunctive relief, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in

Singapore according to the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force which rules are deemed to be incorporated by reference into this Clause. The tribunal shall consist of one (1) arbitrator who shall be appointed by the Chairman of the Singapore International Arbitration Centre. All arbitration proceedings shall be in the English language. The decision of the arbitrator shall be final and binding on all Parties.

19.14                 Notwithstanding anything in this Agreement, the parties acknowledge and agree that the parties shall have the right at any time to apply to any competent court for interim injunctive relief in relation to any dispute arising out of or in connection with this Agreement.

[Remainder of page intentionally left blank]

SCHEDULE 1

EXISTING SHAREHOLDERS

No.	Shareholder	Details

1.	Vertex Asia Fund (Singapore) Pte. Ltd	Address:	250 North Bridge Road, #11-01 Raffles City Tower, Singapore 179101
		Attention:	Mr. Chua Joo Hock
		Email address:	jhchua@vertexmgt.com

2.	Majuven Fund 1 Ltd (“Majuven”)	Address:	36 Armenian Street, #04-05, Singapore 179934
		Attention:	Mr. Lim Ho Kee / Mr. Rohit Singh
		Email address:	hokee@majuven.com
rohit@majuven.com

3.	Convergence Capital 1 Holdings Ltd (“Convergence”)	Address:	Room 905-909, 9th Floor, Yu To Sang Building 37 Queen’s Road Central, Hong Kong
		Attention:	Mr. Adrian Li
		Email address:	adrian@convergencevc.com

4.	PT Senjaya Tunggal Sakti (“PT Senjaya”)	Address:	Da Vinci Tower, 26th Floor, J1. Jenderal Sudirman Kav. 12 RT/RW 009/011 Karet Tengsin, Tanah abang, Jakarta Pusat, Indonesia
		Attention:	Lo Hengky Senjaya
		Email address:	hengky@senjaya.co.id

5.	Lim Ho Kee	Address:	15 St Thomas Walk, #28-15 Grange Heights, Singapore 238143
		Attention:	Lim Ho Kee
		Email address:	hokee@majuven.com

6.	Chung Yuk Yin Barnabas	Address:	483 Yio Chu Kang Road, #11-13 Castle Green, Singapore 787057
		Attention:	Barnabas Chung
		Email address:	barnabaschung@yahoo.com

7.	Zhiyuan William Ho (“William Ho”)	Address:	Flat 16D, The Warren, 9 Warren Street Tai Hang, Hong Kong
		Attention:	Zhiyuan William Ho
		Email address:	ho.will@gmail.com

8.	Phua Angela	Address:	143 Cove Drive, Singapore 098027
		Attention:	Angela Phua
		Email address:	phuaangela@gmail.com

9.	Lee Ching Yen Stephen	Address:	12 Bin Tong Park, Singapore 269794
	(“Stephen Lee”)	Attention:	Lee Ching Yen Stephen
		Email address:	slee@gmt.com.sg

10.	YJ2 Investment Partnership (“YJ Capital”)	Address:	Kioi Tower, Tokyo Garden Terrace Kioicho, 1-3 Kioicho, Chiyoda-ku, Tokyo 102-8282, Japan
		Attention:	Hirotaka Yasunaga/Shinichiro Hori
		Email address:	hyasunag@yahoo-corp.jp
shori@yahoo-corp.jp

11.	Global Grand Leisure Pte. Ltd (“GCL”)	Address:	7030 Ang Mo Kio Avenue 5, #09-90 Northstar @ AMK, Singapore 569880
		Attention:	Savva Pavlov
		Email address:	savvap@gmail.com

12.	Sebrina Holdings Venture Capital Pte. Ltd. (“Sebrina Holdings”)	Address:	38 Beach Road, #16-12 South Beach Tower, Singapore 189767
		Attention:	Raouf Kizilbash / Alice Mak
		Email address:	raouf@sebrinaholdings.com alice@sebrinaholdings.com zoe@sebrinaholdings.com

13.	MCN Investments Ltd ((“MCN”)	Address:	3 Fraser Street, #05-28 DUO Tower, Singapore 189352
		Attention:	Tan Tye-Renn Daren (Chen Dairen Daren)
		Email address:	daren.tan@goldenequator.com

14.	Pav Investments Pte. Ltd (“Pavilion Capital”)	Address:	60B Orchard Road, #06-18 Tower 2 The Atrium@Orchard, Singapore 238891
		Attention:	Jason Ho/Koh Wai Kit/ TC Lim
		Email address:	ops@pavcap.com.sg;
legal@pavcap.com.sg;
jasonho@pavcap.com.sg waikit@pavcap.com.sg tchuangcheio@pavcap.com.sg

15.	Phua Jiexian, Joseph (“Joseph”)	Address:	145 Cove Drive, Singapore 098027
		Attention:	Joseph Phua
		Email address:	joseph@gopaktor.com

16.	Ng Jing Shen (“Jing Shen”)	Address:	19 Queen Astrid Park, Singapore 266822
		Attention:	Ng Jing Shen
		Email address:	jingshen@gopaktor.com

17.	Koh Ying Ying Charlene (“Charlene Koh”)	Address:	115 University Road, Capitol Park, Singapore 297911
		Attention:	Koh Ying Ying Charlene
		Email address:	char.kyy@gmail.com

18.	PT MNC Media Investasi (“MNC Indonesia”)	Address	MNC Tower 27th Floor. Jl Kebon Sirih 17-19. Jakarta 10340, Indonesia
		Attention	Faisal Dharma Setiawan / Ella Kartika / David Fernando Audy
		Email address:	faisal.setiawan@mncgroup.com;
ella.kartika@mncgroup.com;
david.audy@mncgroup.com

19.	Liu, Qin 刘芹 (“Richard Liu”)	Address:	No.380, Wu Yuan Road, Xu Hui District, Shanghai 200031, China
		Attention:	Richard Liu
		Email address:	richardliu@morningsidevc.com

20.	Down Holdings LLC	Address:	8 The Green, STE A, Dover, DE 19901
	C/O A Registered Agent, Inc. (“Down LLC”)	Attention:	Colin Hodge
		Email address:	colin@gopaktor.com

21.	AL BWF Fund C/O Havard Business Services, Inc.	Address:	PO Box 171305, Salt Lake City, UT 84117, USA
		Attention:	Colin Hodge
		Email address:	colin@gopaktor.com

22.	Danchelle Limited	Address:	P.O. Box 957 Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
		Attention:	Danny Yeung
		Email address:	yeung22@gmail.com

23.	KTB China Synergy Fund (“KTB”)	Address:	10F, Uspace 2A Dong, 670 Daewangpangyo-ro, Bundang-gu, Seongnam-city, Gyeonggi-do 13494, Republic of Korea.
		Attention:	Chihoon Hyun
		Email address:	jh.hyun@ktbchina.com

24.	Universal Standard Ventures Ltd	Address:	4F.-7, No.189, Sec. 2, Keelung Rd., Xinyi Dist., Taipei City 11054, Taiwan (R.O.C.)
		Attention:	黃立成
		Email address:	jeff@17.media

25.	Li-Tchen Huang	Address:	14F., No.3, Ln. 66, Sec. 4, Heping E. Rd., Wenshan Dist., Taipei City 11655, Taiwan (R.O.C.)
		Attention:	黃立成
		Email address:	jeff@17.media

26.	High Level Ltd.	Address:	北京市朝阳区东三环中路 39 号建外 SOHO 东区 B 座 905
		Attention:	王懿/賴郁雯
		Email address:	wangyi@nihao.com

:dora751125@gmail.com

27.	Prometheus Capital (International) Co., Ltd (“Prometheus Capital”)	Address:	31/F, 3 Corporate Avenue, 168 Hu Bin Road, Huangpu District Shanghai PRC
		Attention:	张垚菲
		Email address:	zhangyaofei@pusicapital.com

28.	Leadway Asia Pacific Limited	Address:	Flat B 22/F Blk 8, The Hermitage, Kln, Hong Kong
		Attention:	Wong, Ta Wei
		Email address:	david@17.media

29.	Mr. Liu, Po-Yuan	Address:	台北市內湖區瑞湖街111號
		Attention:	陳依如 Kat Chen
		Email address:	katchen@gamania.com

30.	Mr. Wong, Ta Wei	Address:	Flat B 22/F Blk 8, The Hermitage, Kln, Hong Kong
		Attention:	Wong, Ta Wei
		Email address:	david@17.media

31.	Mr. Lin, Chih-Chen	Address:	110 台北市信義區基隆路一段178號 6 樓
		Attention:	Ching Tseng/ Lin, Chih-Chen
		Email address:	gaga@appworks.tw
ching@appworks.tw

32.	Ng Lawrence Chun Hung	Address:	5F., No.8, Sec. 5, Nanjing E. Rd., Songshan Dist., Taipei City 10597, Taiwan(R.O.C.)
		Attention:	NG Lawrence Chun Hung
		Email address:	lawrence@lngmgmt.com

33.	Tong, Aika	Address:	12F., No.58, Tianyu St., Shilin Dist., Taipei City 111, Taiwan (R.O.C.)
		Attention:	Joseph Huang
		Email address:	joe@infinityventures.com

34.	Infinity e.ventures Asia III, L.P. (“IVP”)	Address:	Maples Corporate Service Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
		Attention:	Akio Tanaka
		Email address:	akio@17.media;
akio@infinityventures.com

35.	Prince Bernhard of Baden	Address:	S.K.H. Prinz Bernhard von Baden, Schloss Salem, DE-88682 Salem
		Attention:	Peter Nünlist
		Email address:	peter.nuenlist@peternuenlist.ch

36.	K2 Global, L.P.	Address:	190 Elgin Avenue, George Town Grand Cayman KY1-9005, Cayman Islands
		Attention:	Ozi Amanat
		Email address:	ozi@k2globalvc.com

37.	Michael Darwin Zee	Address:	75 View Street, Los Altos CA 94022, USA
		Attention:	Michael Darwin Zee
		Email address:	Michael.zee@gmail.com

38.	Golden Summit International	Address:	Vanterpool Plaza, 2nd Floor Wickhams Cay 1, Road Town Tortola, British Virgin Islands
		Attention:	Thomas Chan
		Email address:	thomas.chan@goldensummitcapital.com

SCHEDULE 2

SERIES B PREFERENCE SHAREHOLDERS

No.	Shareholder	Details
1.	Infinity e.ventures Asia III, L.P. (“IVP”)	Address:	Maples Corporate Service Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
		Attention:	Akio Tanaka
		Email address:	akio@17.media;
akio@infinityventures.com

2.	M17 Growth SPV LLC	Address:	27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands
		Attention:	Joyce Hsieh
		Email address:	joyce@abico.cc

3.	Abico Asia Capital Corporation	Address:	6F-2, No. 248, Sec.3, Nanjing E. Road., Taipei 105, Taiwan (R.O.C.)
		Attention:	Lester Ho
		Email address:	Lester.ho@abico.com.tw

4.	Ability I Venture Capital Corporation	Address:	10F, No.101, Fuxing N. Road., Taipei 105, Taiwan (R.O.C.)
		Attention:	Philip Chao, Jully Huang
		Email address:	Philip.chao@abico.com.tw, jully.huang@abico.com.tw

5.	KTB China Synergy Fund	Address:	10F, Uspace 2A Dong, 670 Daewangpangyo-ro, Bundang-gu, Seongnam-city, Gyeonggi-do 13494, Republic of Korea.
		Attention:	Chihoon Hyun
		Email address:	jh.hyun@ktbchina.com

6.	Pav Investments Pte. Ltd.	Address:	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891
		Attention:	Jason Ho/Koh Wai Kit
		Email address:	ops@pavcap.com.sg
legal@pavcap.com.sg
waikit@pavcap.com.sg
jasonho@pavcap.com.sg

7.	MCN Investments Ltd	Address:	3 Fraser Street, #05-28 DUO Tower, Singapore 189352
		Attention:	Tan Tye-Renn Daren (Chen Dairen Daren)
		Email address:	daren.tan@goldenequator.com

8.	Global Gateway Fund I	Address:	14F, NC Tower, 509, Teheran-ro, Gangnam-gu, 06169, Korea
		Attention:	Jonathan C. Kim, Daniel Nahm
		Email address:	jkim@redbadgepacific.com
dwanahm@sbigroup.co.kr

9.	Vertex SEA Fund I Pte. Ltd.	Address:	250 North Bridge Road, #11-01 Raffles City Tower, Singapore 179101
		Attention:	Mr. Chua Joo Hock
		Email address:	jhchua@vertexmgt.com

10.	Golden Summit International Ltd	Address:	Vanterpool Plaza, 2nd Floor Wickhams Cay 1, Road Town Tortola, British Virgin Islands
		Attention:	Thomas Chan
		Email address:	thomas.chan@goldensummitcapital.com

11.	Majuven Fund 1 Ltd	Address:	36 Armenian Street, #04-05 Singapore 179934
		Attention:	Mr. Lim Ho Kee / Mr. Rohit Singh
		Email address:	hokee@majuven.com rohit@majuven.com

12.	YJ2 Investment Partnership	Address:	Kioi Tower, Tokyo Garden Terrace Kioicho, 1-3 Kioicho, Chiyoda-ku, Tokyo 102-8282, Japan
		Attention:	Haruku Horiuchi
		Email address:	hhoriuch@yahoo-corp.jp

13.	Zhiyuan William Ho	Address:	Flat 16D, The Warren, 9 Warren Street Tai Hang, Hong Kong
		Attention:	Zhiyuan William Ho
		Email address:	ho.will@gmail.com

14.	Lim Ho Kee	Address:	15 Satin Thomas Walk, #28-15 Grange Heights Singapore 238143
		Attention:	Lim Ho Kee
		Email address:	hokee@majuven.com

15.	Lee Ching Yen Stephen	Address:	12 Bin Tong Park, Singapore 269794
		Attention:	Lee Ching Yen Stephen
		Email address:	slee@gmt.com.sg

SCHEDULE 3

BOARD RESERVED MATTERS

Without prejudice to the above and in addition to any rights conferred under applicable laws, the approval by the affirmative vote of any five (5) Directors (including the affirmative votes of the VAF Director and Series B Director) would be required for any of the following actions in relation to the Company or a Group Entity:

(a)                                the adoption, material amendment to, or termination of any employee equity incentive plan for employees, directors, external advisors and consultants of the Company or a Group Entity;

(b)                                the authorization or issuance of any shares or securities convertible into or exchangeable for shares of any class or series in the Company or a Group Entity, save for any issue or grant of the same pursuant to a duly approved share option, share award or share incentive scheme of the Company or a Group Entity;

(c)                                 the grant of Encumbrance over any of the Company’s or a Group Entity’s rights, assets or properties, tangible or intangible, excepting any quasi-security interests in relation to suppliers of the Company or a Group Entity arising in the ordinary course of business;

(d)                                any guarantee or agreement by the Company or a Group Entity to indemnify any other person against any loss or liability, other than commercially reasonable warranties or indemnification granted to suppliers and customers in the ordinary course of business;

(e)                                 any purchase, lease, sale, or other transaction by the Company or a Group Entity involving real property, except for a lease or termination of a lease of reasonable commercial office space for use by the Company or a Group Entity;

(f)                                  any material change to the Company’s or a Group Entity’s fundamental business character, plan or strategy;

(g)                                 any borrowing or other incurrence of indebtedness by the Company or a Group Entity (including indebtedness in the form of assumption or guaranty of borrowing or indebtedness of any other person) which: (aa) is not in the ordinary course of business or in the most recent Business Plan, or (bb) cumulatively with all other borrowing, indebtedness or repayment obligation of the Company or a Group Entity, exceeds US$250,000 in the aggregate at any time;

(h)                                any transaction or series of related transactions involving the Company or a Group Entity and any director, officer, employee, or consultant of the Company or a Group Entity: (aa) which involves a loan or advance of any kind (other than reasonable advances for travel, accommodation or meal expenses); or (bb) which is not in the ordinary course of business or in the most recent Business Plan; or (cc) in which the aggregate value given or received exceeds US$10,000 (individually) or US$50,000 (in the aggregate) during any twelve (12) month period;

(i)                                    the appointment or removal of the Key Employees of the Company or a Group Entity, or any increase in compensation of any of the five (5) most highly compensated employees of the Company or a Group Entity by more than 20% in any twelve (12) month period;

(j)                                   any material change in the terms of employment of the Founders or the Key Employees; or any transaction between the Company or a Group Entity with any director, officer, Founders or the Key Employees, with any family member of any such director, officer, Founders or the Key Employees, or with any entity owned or controlled by any such director, officer, Founders or the Key Employees or any of their family members;

(k)                                any change of the auditors of the Company or a Group Entity or any material change in the Company’s or a Group Entity’s accounting practices, methods, or policies;

(l)                                    the approval of the Budget;

(m)                            the incurrence by the Company or a Group Entity of any expense included in the Budget (“Budgeted Expense”) if at the time of incurrence of such Budgeted Expense, the Budgeted Expense exceeds the provision in the Budget by ten percent (10%) of Revenue (net of inflationary adjustments and fluctuations in currency);

(n)                                the initiation, conduct, or termination (by way of settlement or otherwise) of any litigation by the Founders or the Company or a Group Entity;

(o)                                the establishment of any new Group Entity;

(p)                                the participation in any joint venture, partnership, or investment by the Company or a Group Entity;

(q)                                any other matters not in the ordinary course of business of the Company or a Group Entity;

(r)                                   any adoption or change in the pre-agreed dividend policy or paying any dividend or making any distribution in contravention of the dividend policy of the Company or a Group Entity;

(s)                                  any disposal or transfer by a Group Entity (whether in a single transaction or series of transactions) whether by sale, pledge, assignment, exclusive license, merger, acquisition, amalgamation, reorganisation, spin-off, split-off, business separation or otherwise, of all or substantially all of the shares, assets, undertaking or business of the Company, save for payments and sales of inventory in the ordinary course of the Group Entity’s business.; and

(t)                                   winding up, dissolution, liquidation or similar bankruptcy action, or any reorganisation, restructuring, merger or amalgamation of the Company or a Group Entity, or the taking of any step by the Company or a Group Entity or its respective shareholders for the appointment of a receiver, judicial manager or like officer.

SCHEDULE 4

SHAREHOLDERS RESERVED MATTERS

(a)                                Any amendment to or restatement of the Articles.

(b)                                Any adoption or change in the pre-agreed dividend policy or paying any dividend or making any distribution in contravention of the dividend policy of the Company.

(c)                                 Any change of nature or scope of the Business or the principal activities of the Company or commencement of any new business undertaking, transaction or activity, not being ancillary or incidental to the Business or principal activities or cessation permanently in carrying on the Business or principal activities.

(d)                                The entry by the Company into any joint ventures, partnerships or any other form of investment or participation by way of equity which is not budgeted for in the annual operating plan approved by the Board.

(e)                                 Any change of the authorised share capital of the Company (including, without prejudice to the generality of the foregoing, the alteration, increase, allotment, purchase, redemption, cancellation, consolidation, sub-division, conversion or reduction of all or any part of the share capital of the Company, or the creation or issue of any other interest or rights in the capital of the Company or the variation of any rights attaching to any shares (whether voting or non-voting) of the Company), including any amendment or variation of any rights, preferences, privileges, or powers of or restrictions on or protection enjoyed by the Preference Shareholders, or any grant of any option over the unissued share capital of the Company, PROVIDED THAT in relation to any matter for the amendment or variation of any rights, privileges, or protection enjoyed by the holders of only one class of Preference Shares but not the holders of the other class of Preference Shares, only the affirmative vote of Shareholders who on that date represent at least fifty-one per cent (51%) of that relevant class of Preference Shares is required.

(f)                                  The issue or allotment of or agreement to issue or allot any shares (whether voting or non-voting) or debenture or other securities convertible into shares (whether voting or non-voting) or other debenture or other securities or capital of the Company in whatever form and upon whatever terms.

(g)                                 Adoption or amendment by the Company of the terms of any bonus or profit sharing scheme or of any share option, share award or share incentive scheme.

(h)                                Any decision on making an initial public offering or listing of the Company and/or any withdrawal therefrom.

(i)                                    Any sale, assignment, disposal or transfer by the Company (whether in a single transaction or series of transactions) of all or substantially all of the assets, undertaking or business of the Company.

(j)                                   Entry by the Company into, and the modification of the terms of, any agreement, contract, arrangement or transaction in which a Director or Shareholder or an affiliate of either has a direct or indirect pecuniary or beneficial interest.

(k)                                Winding up, dissolution, liquidation or similar bankruptcy action, or any reorganisation, restructuring, merger or amalgamation of the Company, or the taking of any step by the Company or its shareholders for the appointment of a receiver, judicial manager or like officer.

(l)                                    Any sale, assignment, disposal or transfer by the Company or a Group Entity (whether in a single transaction or series of transactions) of all or substantially all of the assets, undertaking or business of the Company or a Group Entity.

(m)                            The reclassification of any outstanding Shares of the Company or a Group Entity.

(n)                                Entry by the Company into any transaction of a financial nature including incurrence of any borrowing under any existing or future banking and credit facilities and granting of any debenture, note, loan stock, guarantee, indemnity, performance bond, lien, pledge, charge (including fixed and floating charge), mortgage or other security and the incurrence of any other form of indebtedness.

(o)                                Entry by the Company into any contract, (that is not in the Business Plan), with a value in excess of ten percent (10%) of Revenue or more per financial year whether relating to services or otherwise.

(p)                                Incurrence of any capital expenditure (including the acquisition of any undertaking or asset whether under lease or hire purchase or otherwise) in excess of ten percent (10%) of Revenue, except as provided for in the approved Business Plan.

(q)                                The purchase of or subscription for any shares or other equity or debt securities of any person except for a wholly-owned subsidiary.

(r)                                   Save for any loan, advance, or credit granted or extended by the Company or a Group Entity to another Group Entity, the grant of any loan, advance, or credit granted or extended by the Company which is: (aa) not in the ordinary course of business or in the most recent Business Plan, or (bb) which cumulatively with all other loans and credit granted or extended by the Company, exceeds US$100,000 in the aggregate at any time.

(s)                                  The determination and approval of the use of the proceeds that have been obtained by a Group Entity from the issue of the preference shares which are exchanged for the applicable number of the Series A Preference Shares as contemplated under the Merger Agreement other than for the purpose of being utilised for the expansion of the Business and for the working capital requirements of the Company or such Group Entity.

(t)                                   The determination and approval of the use of the proceeds that have been obtained by a Group Entity from the issue of the preference shares which are exchanged for the applicable number of the Series B Preference Shares as contemplated under the Subscription Agreement other than for the purpose of being utilised for the expansion of the Business and for the working capital requirements of the Company or such Group Entity.

(u)                                The sale, transfer or grant of any Intellectual Property Rights except as arising in the ordinary course of business.

(v)                                Any acquisition by the Company or a Group Entity (whether in a single transaction or series of transactions) of all or substantially all of the assets, undertaking or business of another entity.

(w)                              Any commitment or agreement to do any of the foregoing.

(x)                                Any commitment of agreement to do any of the above matters in relation to any subsidiary of the Company.

SCHEDULE 5

SHARE CAPITALIZATION TABLE OF THE COMPANY

M17 Entertainment Ltd.

Shareholdings as at the date of this Agreement

Shareholder	Ordinary Shares	Series A Preference Shares	Series B Preference Shares	Total Shareholding (on an as if converted basis)	Total % Shareholding (on a Fully Diluted basis) (to 2 decimal places)
Universal Standard Ventures Ltd. (Jeff Huang)	32,602,147	—	—	32,602,147	19.774%
Vertex Asia Fund (Singapore) Pte. Ltd	—	18,502,529	—	18,502,529	11.222%
Vertex SEA Fund I Pte. Ltd.	—	—	1,157,050	1,157,050	0.702%
Joseph Phua	14,379,505	1,798,263	—	16,177,768	9.812%
Infinity e. Ventures Asia III, L.P.	—	9,411,765	2,776,921	12,188,686	7.393%
KTB China Synergy Fund	—	4,901,982	3,857,000	8,758,982	5.313%
Pav Investments Pte. Ltd	—	3,213,683	2,776,920	5,990,603	3.633%
Prometheus Capital (International) Co., Ltd	—	5,882,353	—	5,882,353	3.568%
M17 Growth SPV LLC	—	—	5,089,552	5,089,552	3.087%
PT MNC Media Investasi	—	3,969,965	—	3,969,965	2.408%
MCN Investments Ltd		1,364,873	2,314,101	3,678,974	2.231%
Global Grand Leisure Pte. Ltd	—	3,204,255	—	3,204,255	1.943%
Majuven Fund 1 Ltd	—	2,405,238	655,662	3,060,900	1.857%
YJ2 Investment Partnership	—	2,410,263	385,683	2,795,946	1.696%
Jingshen Ng	2,206,122	200,855		2,406,977	1.460%
Golden Summit	—	1,606,834	771,367	2,359,353	1.431%
High Level Ltd.	—	2,352,941	—	2,352,941	1.427%
Leadway Asia Pacific Ltd	—	2,352,941	—	2,352,941	1.427%
Down Holdings LLC	2,097,072	—	—	2,097,072	1.272%

Qin Liu (刘芹)	—	1,606,834	—	1,606,834	0.975%
Abico Asia	—	—	1,081,383	1,081,383	0.656%
Global Gateway Fund I	—	—	1,542,734	1,542,734	0.936%
Koh Ying Ying Charlene	1,387,653	—	—	1,387,653	0.842%
Angela Phua	—	1,012,077	—	1,012,077	0.614%
Liu Po-Yuan	—	1,000,000	—	1,000,000	0.607%
Convergence Capital 1 Holding Ltd	—	991,418	—	991,418	0.601%
Zhiyuan William Ho	—	748,892	200,555	949,447	0.576%
PT Senjaya Tunggal Sakti	—	875,960	—	875,960	0.531%
Sebrina Holdings Venture Capital Pte. Ltd	—	803,421	—	803,421	0.487%
Wong Ta Wei	—	588,235	—	588,235	0.357%
NG Lawrence Chun Hung	—	500,000	—	500,000	0.303%
Lin Chih-Chen	—	500,000	—	500,000	0.303%
Lim Ho Kee	—	320,377	92,564	412,941	0.250%
Tong Aika	338,529	—	—	338,529	0.205%
Michael Darwin Zee	—	316,654	—	316,654	0.192%
Ability I Venture Capital Corporation	—	—	308,547	308,547	0.187%
Barnabas Chung	—	277,267	—	277,267	0.168%
Lee Ching Yen Stephen	—	198,284	77,137	275,421	0.167%
Prince Bernhard of Baden	—	117,647	—	117,647	0.071%
Danchelle Limited	—	87,030	—	87,030	0.053%
AL-BWF-Fund	—	66,409	—	66,409	0.040%
K2 Global, L. P.	—	39,701	—	39,701	0.024%
Li-Tchen Huang	500	—	—	500	0.000%
ESOS Allocation	12,220,245	—	—	12,220,245	7.412%
DBS venture debt warrants	—	—	204,185	204,185	0.124%
Innoven Tranche A venture debt warrants	—	—	347,115	347,115	0.211%

Innoven Tranche B venture debt warrants	—	—	462,820	462,820	0.281%
Japan Joint Venture warrants	—	—	1,928,417	1,928,417	1.170%
Total (post-Series B, after fund raising)	65,231,773	73,610,098	26,029,713	164,871,584	100.000%

SCHEDULE 6

SERIES A PREFERENCE SHARES

1.                                      ISSUE PRICE PER SERIES A PREFERENCE SHARE

Entry Price.

2.                                      TOTAL NUMBER OF SERIES A PREFERENCE SHARES

73,610,098 as at the date of this Agreement.

3.                                      DIVIDEND RIGHTS

3.1                               Preference Dividend

The Series B Preference Shares and Series A Preference Shares shall, with respect to dividend rights and rights on liquidation, dissolution, or winding up, rank senior to the Ordinary Shares in the capital of the Company, now or hereafter authorised; provided however that the foregoing shall not in any manner prejudice or affect any liquidation preference or priorities of the Series B Preference Shares vis-à-vis the Series A Preference Shares, or the Ordinary Shares or any liquidation preferences or priorities of the Series A Preference Shares vis-à-vis the Ordinary Shares.

3.2                               Declaration of Dividends

The holders of Series B Preference Shares and the holders of Series A Preference Shares and shall be entitled to receive, on a pari-passu basis, as, when, and if declared by the board of directors of the Company, dividends out of funds legally available therefore, prior and in preference to any declaration or payment of any dividend on the Ordinary Shares, at an annual rate of eight per cent (8%) of the applicable Series B Issue Price or Series A Issue Price, as the case may be (“Preferred 8% Dividend”).  Such dividends shall be non-cumulative.

3.3                               Payment of Dividend

Without prejudice to the generality of paragraph 3.2 above, no dividends or other distributions shall be made or declared, whether in cash, in property, or in any Shares, with respect to any class or series of Shares, unless an equivalent dividend in like amount and kind is first declared and first paid in full on all issued Preference Shares on an as-if converted basis. All dividends paid on Preference Shares shall be payable in cash, in US$.

3.4                               Record Date

The board of directors of the Company may fix a record date for the determination of holders of Preference Shares entitled to receive payment of the dividends payable pursuant to paragraph 3.2 above, which record date shall not be more than thirty (30) days nor less than ten (10) days prior to the date on which any such dividend is paid.

4.                                      LIQUIDATION PREFERENCE

4.1                               Application of Proceeds

In any Liquidation Event, the holders of Series B Preference Shares and Series A Preference Shares shall have priority over the holders of Ordinary Shares with respect to the distribution of any net proceeds arising from a Liquidation Event after payments to all the creditors of the

Company, whether secured or unsecured. The net proceeds derived from a Liquidation Event shall be distributed in the following order of priority:-

(a)                                 first, making full payment to the holders of Series B Preference Shares and Series A Preference Shares, pari passu, of an amount for each Series B Preference Share that is equal to 100% of the Series B Issue Price (as adjusted for share splits, share consolidations, share dividends and the like) plus all declared or accrued but unpaid dividends thereon calculated to the payment date (“Series B Preference Amount”), and an amount for each Series A Preference Share that is equal to 100% of the Entry Price (in which case in aggregate would be the respective Series A Consideration Amounts) in respect of such Share (as adjusted for share splits, share consolidations, share dividends and the like) plus all declared or accrued but unpaid dividends thereon calculated to the payment date (“Series A Preference Amount”), or if such net proceeds are insufficient to make full payment of the Series B Preference Amount and the Series A Preference Amount (collectively, the “Preference Amounts”), the net proceeds are to be distributed rateably amongst the holders of Series B Preference Shares and the Series A Preference Shares in proportion to each of their respective Preference Amounts; and

(b)                                 thereafter, the remaining net proceeds derived from the Liquidation Event (if any) shall then be distributed amongst the holders of Series B Preference Shares, holders of Series A Preference Shares and the holders of Ordinary Shares rateably in proportion to their shareholdings in the Company, on a Fully Diluted basis.

4.2                               Return of Capital

In the event of a return of capital otherwise than pursuant to a Liquidation Event, the return of capital shall, as far as shall be practicable and permissible under law, proceed in accordance with the liquidation preference set out in paragraph 4.1 above.

5.                                      CONVERSION RIGHTS, CONVERSION RATIO AND CONVERSION PRICE

5.1                               Conversion Ratio and Conversion Price

The Series A Preference Shares shall be convertible into Ordinary Shares at the Conversion Ratio. The initial Conversion Price for each Series A Preference Share is equivalent to the Entry Price for that Series A Preference Share.

5.2                               Adjustments

The Conversion Price and/or Conversion Ratio shall be adjusted from time to time in accordance with paragraph 6 below.

5.3                               Exercising Right of Conversion

The right of conversion may be exercised at any time and from time to time.

5.4                               Deemed Exercise of Right of Conversion

Unless any Series A Shareholder has exercised its right of conversion in accordance with the terms herein, the right of conversion shall be automatically exercised and deemed exercised in the event of the closing of a Qualifying IPO.

5.5                               Conversion

Except in relation to an automatic conversion in accordance with paragraph 5.4, the Series A Preference Shares shall be convertible in the following manner:

(a)                                any Series A Shareholder shall serve a notice on the Company that it intends to exercise its right of conversion (accompanied by the relative share certificates for the Series A Preference Shares) and conversion shall take place within fourteen (14) days from the date of such notice (the “Conversion Date”).  A conversion notice once given may not be withdrawn without the consent in writing of the Company;

(b)                                on the Conversion Date, the Company shall issue to such Series A Shareholder, the relevant share certificate(s) for such number of Conversion Shares arising from its exercise of the right of conversion and shall enter the name of such Series A Shareholder in the register of members as the holder of the aforesaid Conversion Shares;

(c)                                 if any fractions of Conversion Shares shall arise on conversion of the Series A Preference Shares, such fractions shall be rounded down to the nearest whole number;

(d)                                conversion of such Series A Preference Shares as are due to be converted as aforesaid on the Conversion Date shall be effected in such manner as the Directors shall, subject to the Constitutive Documents or other applicable laws or regulations may allow, from time to time determine, provided always that the Series A Preference Shares shall upon conversion and upon issuance of the relevant Conversion Shares, be cancelled and shall not thereafter be reissued; and

(e)                                 the Company shall, within seven (7) days of the Conversion Date and in exchange for the certificates in respect of the relevant Series A Preference Shares, deliver the share certificates in respect of the Conversion Shares into which such Series A Preference Shares are converted, and any balance certificate for any Series A Preference Shares which remain unconverted to the relevant holder of such Shares. Any certificate to be despatched by the Company pursuant to the provisions hereunder shall be sent by registered post at the risk of the converting Series A Preference Shares holder.

6.                                      ADJUSTMENTS

6.1                               Circumstances Under Which Adjustments Will Be Made

Appropriate adjustments will be made to the Conversion Ratio and/or Conversion Price in the event of any share dividend, share split, recapitalisation, subdivision, combination, bonus issue, rights issue and other change in capital structure of the Company. The purpose of such adjustments shall be to protect and prevent the dilution (in any way whatsoever) of the Series A Preference Shares holders’ equity interest in the Company arising from the conversion of the Series A Preference Shares into Conversion Shares.  None of the above proposed alterations of capital in the Company shall be implemented if such implementation shall require the holders of Series A Preference Shares to provide additional funds for the subscription of new shares to prevent dilution of the Series A Preference Shares holders’ equity interest.

6.2                               Circumstances Under Which Adjustments Will Not Be Made

The following circumstances shall not require an adjustment to the Conversion Ratio and/or Conversion Price:

(a)                                any Shares issued upon conversion of any of the Series A Preference Shares, or as a dividend or distribution on the Series A Preference Shares;

(b)                                Ordinary Shares (or options to purchase such Shares) issued or issuable to employees or directors of, or consultants to, the Company pursuant to any ESOP adopted by the Company; and

(c)                                 the issuance of Shares pursuant to the exercise of warrants issued by the Company in accordance with the Innoven Warrants Instrument, DBS Warrants Instrument and IVP Warrants Instrument.

6.3                               Formula for Adjustments in Conversion Price

Save for the circumstances at paragraph 6.2 above, where there are issuances of Ordinary Shares or preference shares or securities convertible into or exchangeable for shares by the Company at a subscription price per Ordinary Share (on a fully-diluted basis) which is less than the Conversion Price (as adjusted from time to time) paid or deemed to be paid by the holders of Series A Preference Shares, the Conversion Price shall be adjusted proportionally on a broad-based weighted-average basis based on the mechanism set out below:

CP2	=	CP1	X	SO1 + (C/CP1)
SO2

Where:

CP1                           =                 The Conversion Price in effect immediately prior to the issuance of the new securities.

CP2                           =                 The Conversion Price in effect immediately after the issuance of the new securities.

SO1                           =                 The total number of Ordinary Shares outstanding immediately prior to issuance of the new securities on a Fully Diluted basis.

SO2                           =                 The total number of Ordinary Shares outstanding immediately after the issuance of the new securities on a Fully Diluted basis.

C                                       =                 The total consideration received by the Company for the issuance of the new securities.

6.4                               Fractional Shares

No fractional Ordinary Shares shall be issued upon conversion of any Series A Preference Shares.  All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Series A Preference Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Ordinary Share’s fair market value (as determined by the board of directors of the Company) on the date of conversion.

7.                                      REDEMPTION

7.1                               The Company shall be obliged upon written notice by a holder of Series A Preference Shares to redeem all or such part of the Series A Preference Shares (as determined by the holder of Series A Preference Shares and notified to the Company) in full at the Series A Redemption Amount (defined in paragraph 7.3) at any time on or after the occurrence of a Redemption Event.

7.2                               Manner of Redemption

The Series A Preference Shares shall be redeemable in the following manner:

(a)                                at any time following a Redemption Event, each Series A Preference Shareholder who intends to have its Series A Preference Shares redeemed shall give fifteen (15) days’ notice to the other Series A Preference Shareholders and Series B Preference Shareholders of such intention to have its Series A Preference Shares redeemed; and

(b)                                thereafter, each of the Series A Preference Shareholders and/or Series B Preference Shareholders who intend to have their Series A Preference Shares and/or Series B Preference Shares redeemed shall, upon giving fifteen (15) further days’ notice to the

Company, be entitled to require the Company to redeem all or part of the unconverted outstanding Series A Preference Shares and/or Series B Preference Shares (such number of Series A Preference Shares and/or Series B Preference Shares to be redeemed to be stated in the notice) at applicable the Series A Redemption Amount or Series B Redemption Amount.

7.3                               Series A Redemption Amount

The redemption amount payable by the Company upon the redemption of the Series A Preference Shares (the “Series A Redemption Amount”) shall be an amount equal to the aggregate respective Entry Prices for all (in which case would be the respective Series A Consideration Amounts) or such part of the Series A Preference Shares (as determined by the holder of Series A Preference Shares and notified to the Company) to be redeemed plus an annual compounded rate of return of 8% on the aggregate respective Entry Price (of each Series A Preference Share being redeemed) from the date of issue and allotment until the date of full repayment of the Series A Redemption Amount together with a sum equal to any arrears, deficiency or accruals of the Preferred 8% Dividend (if declared and unpaid), such arrears, deficiency or accruals to be calculated down to the date of full repayment.

7.4                               Inability of Company to Redeem Series A Preference Shares

In the event that the Company has insufficient funds to redeem the shares of all the redeeming holders of Series A Preference Shares and Series B Preference Shares, each such holder of Series A Preference Shares shall be entitled to and receive an amount of the Company’s available funds in proportion to each of their Series A Redemption Amounts vis-à-vis the entire Series A Redemption Amount and Series B Redemption Amount.

8.                                      VOTING RIGHTS

Each Series A Preference Share shall have the same voting rights as an Ordinary Share and shall carry one vote per Series A Preference Share, and shall be entitled to vote together with the Ordinary Shares on an “as-if converted” basis on all matters submitted to a vote of the shareholders of the Company. The holders of the Series A Preference Shares shall be entitled to receive notices of, and attend, speak and vote at, any meetings of the shareholders of the Company.

9.                                      PRE-EMPTIVE RIGHTS AND TRANSFER RESTRICTIONS

If the Company is desirous of issuing new shares other than (i) pursuant to an employee share option plan adopted by the Company; (ii) Conversion Shares; (iii) pursuant to a stock split, stock dividend or recapitalisation; (iv) pursuant to a Qualifying IPO; (v) as consideration shares for an acquisition of shares or assets; (vi) pursuant to a Trade Sale; (vii) pursuant to the exercise, conversion or exchange or any security issued and outstanding before the date of this Agreement; or (ix) pursuant to the exercise of each warrants issued by the Company in accordance with the Innoven Warrants Instrument, DBS Warrants Instrument and IVP Warrants Instrument; of the holders of Series A Preference Shares shall have a pre-emptive right in all future issuances of such shares such that they are able to maintain their pro-rata ownership in the Company on an as-if converted Fully Diluted basis.

If a Management Shareholder of the Company proposes to transfer any Ordinary Shares, each of the Major Investors shall have a right to decline the transfer of such Shares, or in the event all Major Investors consent to such transfer or are deemed to have consented to such transfer, a right of first refusal on such Shares in proportion to their respective shareholdings (on an as-if converted basis) vis-à-vis the total number of Shares held by the Major Investors and the said Management Shareholder, subject to Clause 11.2 (in respect of Management Transferors) and the exempted transfer exceptions set forth in Clause 11.6 and Clause 12 of the Shareholders Agreement.

Prior to a Qualifying IPO and except in the event of a Trade Sale, no Shareholder shall sell off its shares to any Competitor.

10.                               PROTECTIVE PROVISIONS

10.1                        For so long as there are any Series A Preference Shares in issue and remaining unconverted, the affirmative vote of shareholders of the Company who on that date represent at least fifty-one per cent (51%) of the Series A Preference Shares shall be required for the following:

(a)                                any action (including altering any provision of the Articles of the Company) that alters or changes the rights, preferences, privileges, powers of or restrictions on the Series A Preference Shares;

(b)                                creates any new shares having preference over or being on parity with the Series A Preference Shares;

(c)                                 increases the number of Series A Preference Shares or subdivides the Series A Preference Shares;

(d)                                results or gives rise to a capital reduction;

(e)                                 increase or decrease the number of Series A Preference Shares or of any preferred class of Shares;

(f)                                  any action that effects a reclassification of any outstanding Share of the Company;

(g)                                 the authorization or creation (by reclassification or otherwise) of any new class or series of Shares having rights, preferences, privileges or powers with respect to dividends or liquidation senior to or on a parity with the Series A Preference Shares or having voting rights other than those granted to any preferred class of Shares generally;

(h)                                any transaction or series of transactions deemed to be a Liquidation Event;

(i)                                    any merger, sale of assets or other corporate reorganization or acquisition of or by the Company;

(j)                                   the voluntary liquidation or dissolution of the Company;

(k)                                any change the size or composition of the board of directors of the Company;

(l)                                    the creation or authorization of the creation of any debt security if the Company’s aggregate indebtedness would exceed US$100,000 other than equipment leases or bank lines of credit, unless such debt security has received the prior approval of the board of directors;

(m)                            acquisition by the Company of a material amount of assets through a merger or purchase of all or substantially all of the assets or capital stock of another entity;

(n)                                declaration or payment of any dividend or distribution to Shareholders or approve any repurchase with respect to any preferred class of shares of the Company (except as otherwise provided in the Articles) or the Ordinary Shares;

(o)                                increase the number of shares of the Company authorized for issuance under any existing share or option plan or create any new share or option plan; or

(p)                                any repurchase of the Ordinary Shares other than pursuant to any share or option plan approved by the board of directors of the Company.

Provided that in relation to any matter for the amendment or variation of any rights, privileges, or protection enjoyed by the holders of only one class of Preference Shares but not the holders of the other class of Preference Shares, with respect to Series A Preference Shares, only the affirmative vote of Shareholders who on that date represent at least fifty-one per cent (51%) of Series A Preference Shares is required; with respect to Series B Preference Shares, only the affirmative vote of Shareholders who on that date represent at least eighty-five per cent (85%) of that relevant class of Preference Shares is required.

10.2                        When any matter set out in paragraph 10.1 above requires approval by an ordinary resolution or by a Special Resolution (as referred to and/or defined in the Articles) of the Shareholders in accordance with Cayman Islands law and it receives sufficient positive votes for it to be approved in accordance with Cayman Islands law but such matter did not receive the positive vote of the holders of at least 51% of the Series A Preference Shares in accordance with paragraph 10.1, the voting on such ordinary resolution or Special Resolution shall be re-tabulated and in such re-tabulation of votes, the holders of the Series A Preference Shares that voted against such ordinary resolution or Special Resolution shall have the number of votes equal to the aggregate number of votes of all Shareholders who voted in favour of such ordinary resolution or Special Resolution plus one.

11.                               QUALIFYING IPO & REGISTRATION RIGHTS

In the event that the Company secures approval for a Qualifying IPO of its shares, each of the holders of Series A Preference Shares shall be entitled to offer its shares as vendor shares for sale in the Qualifying IPO.

Each of the Company and its shareholders covenants to and undertakes with the each of the holders of the Series A Preference Shares that, in the event of a Qualifying IPO, all the holders of Series A Preference Shares shall be converted into Ordinary Shares, if necessary, listed, quoted and freely traded on a Recognised Exchange. In the event of a Qualifying IPO on a Recognised Exchange in the United States of America, the Company shall enter into an agreement, on terms and conditions satisfactory to the majority of the holders of Series A Preference Shares pursuant to which the holders of Series A Preference Shares shall be granted the following rights:-

(a)                                  S-3 Rights: Subject to customary underwriter cutback provisions, the holders of Series A Preference Shares shall be entitled to unlimited demand registrations on Form S-3 or its equivalent (if available to the Company) so long as such registered offerings are not less than US$2,000,000.

(b)                                  Company Registration: Each of the holders of Series A Preference Shares shall be entitled to unlimited “piggy-back” registration rights on all registrations of the Company (save for employee plans or Rule 144 transactions) or on any demand registrations subject to the right, however, of the Company and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions. If any of the holders of Series A Preference Shares are so limited, however, no party shall sell shares in such registration other than the Company, invoking the demand registration. Unless the registration is with respect to the Company’s initial public offering, in no event shall the shares to be sold by the holders of Series A Preference Shares be reduced below 30% of the total amount of shares included in the registration. No shareholder of the Company shall be granted piggyback registration rights which would reduce the number of shares includable by the holders of the Ordinary Shares issued on conversion of the Series A Preference Shares (“Registrable Shares”) in such registration without the consent of the holders of at least a majority of the Registrable Shares.

(c)                                   Demand Rights: If any of the holders of Series A Preference Shares holds more than 50% of the outstanding preference shares of the Company, including Registrable Shares, such holder of Series A Preference Shares may request that the Company file a registration statement, the Company will use its best efforts to cause such shares to be registered. The Company shall have the right to delay such registration under certain reasonable circumstances for one period not in excess of ninety (90) days in any twelve (12) month period.

The Company shall not be obliged to effect more than two (2) registrations under these demand right provisions, and shall not be obliged to effect a registration (i) during the one hundred eighty (180) day period commencing with the date of the Company’s initial public offering, or (ii) if it delivers notice to the holders of the Registrable Shares within thirty (30) days of any registration request of its intent to file a registration statement for such initial public offering within ninety (90) days.

Save for the registration rights granted to each of the holders of Series A Preference Shares, the Company shall not grant registration rights to any party. All reasonable expenses incurred in respect of the Qualifying IPO shall be borne by the Company, save for expenses related to underwriting, discounts and commissions.

SCHEDULE 7

SERIES B PREFERENCE SHARES

1.                                      ISSUE PRICE PER SERIES B PREFERENCE SHARE

US$1.2964 per Series B Preference Share

2.                                      TOTAL NUMBER OF SERIES B PREFERENCE SHARES

38,568,343 Series B Preference Shares

3.                                      DIVIDEND RIGHTS

3.1                               Preference Dividend

The Series B Preference Shares and Series A Preference Shares shall, with respect to dividend rights and rights on liquidation, dissolution, or winding up, rank senior to the Ordinary Shares in the capital of the Company, now or hereafter authorised; provided however that the foregoing shall not in any manner prejudice or affect any liquidation preference or priorities of the Series B Preference Shares vis-à-vis the Series A Preference Shares, or the Ordinary Shares or any liquidation preferences or priorities of the Series A Preference Shares vis-à-vis the Ordinary Shares.

3.2                               Declaration of Dividends

The holders of Series B Preference Shares and the holders of Series A Preference Shares and shall be entitled to receive, on a pari-passu basis, as, when, and if declared by the board of directors of the Company, dividends out of funds legally available therefore, prior and in preference to any declaration or payment of any dividend on the Ordinary Shares, at an annual rate of eight per cent (8%) of the applicable Series B Issue Price or Series A Issue Price, as the case may be (“Preferred 8% Dividend”).  Such dividends shall be non-cumulative.

3.3                               Payment of Dividend

Without prejudice to the generality of paragraph 3.2 above, no dividends or other distributions shall be made or declared, whether in cash, in property, or in any Shares, with respect to any class or series of Shares, unless an equivalent dividend in like amount and kind is first declared and first paid in full on all issued Preference Shares on an as-if converted basis. All dividends paid on Preference Shares shall be payable in cash, in US$.

3.4                               Record Date

The board of directors of the Company may fix a record date for the determination of holders of Preference Shares entitled to receive payment of the dividends payable pursuant to paragraph 3.2 above, which record date shall not be more than thirty (30) days nor less than ten (10) days prior to the date on which any such dividend is paid.

4.                                      LIQUIDATION PREFERENCE

4.1                               Application of Proceeds

In any Liquidation Event, the holders of Series B Preference Shares and Series A Preference Shares shall have priority over the holders Ordinary Shares with respect to the distribution of any net proceeds arising from a Liquidation Event after payments to all the creditors of the Company, whether secured or unsecured. The net proceeds derived from a Liquidation Event shall be distributed in the following order of priority:-

(a)                                 first, making full payment to the holders of Series B Preference Shares and Series A Preference Shares, pari passu, of an amount for each Series B Preference Share that is equal to 100% of the Series B Issue Price (as adjusted for share splits, share consolidations, share dividends and the like) plus all declared or accrued but unpaid dividends thereon calculated to the payment date (“Series B Preference Amount”), and an amount for each Series A Preference Share that is equal to 100% of the Entry Price (in which case in aggregate would be the respective Series A Consideration Amounts) in respect of such Share (as adjusted for share splits, share consolidations, share dividends and the like) plus all declared or accrued but unpaid dividends thereon calculated to the payment date (“Series A Preference Amount”), or if such net proceeds are insufficient to make full payment of the Series B Preference Amount and the Series A Preference Amount (collectively, the “Preference Amounts”), the net proceeds are to be distributed rateably amongst the holders of Series B Preference Shares and the Series A Preference Shares in proportion to each of their respective Preference Amounts; and

(b)                                 thereafter, the remaining net proceeds derived from the Liquidation Event (if any) shall then be distributed amongst the holders of Series B Preference Shares, holders of Series A Preference Shares and the holders of Ordinary Shares rateably in proportion to their shareholdings in the Company, on a Fully Diluted basis.

4.2                               Return of Capital

In the event of a return of capital otherwise than pursuant to a Liquidation Event, the return of capital shall, as far as shall be practicable and permissible under law, proceed in accordance with the liquidation preference set out in paragraph 4.1 above.

5.                                      CONVERSION RIGHTS, CONVERSION RATIO AND CONVERSION PRICE

5.1                               Conversion Ratio and Conversion Price

The holders of Series B Preference Shares shall be entitled, at any time after issuance of such Series B Preference Share, to convert the Series B Preference Shares into issued, fully paid-up Ordinary Shares in the enlarged share capital of the Company at the Conversion Price. The initial Conversion Price for each Series B Preference Share is equivalent to the Series B Issue Price.

5.2                               Adjustments

The Conversion Price and/or Conversion Ratio shall be adjusted from time to time in accordance with paragraph 6 below.

5.3                               Exercising Right of Conversion

The right of conversion may be exercised at any time and from time to time.

5.4                               Deemed Exercise of Right of Conversion

Unless any Series B Shareholder has exercised its right of conversion in accordance with the terms herein, all (and not some only) of the Series B Preference Shares shall automatically convert into Ordinary Shares upon (i) the holders of at least 85% of the outstanding Series B Preference Shares consenting to such conversion, or (ii) the closing of a Qualifying IPO at the Conversion Ratio, subject to the anti-dilution provisions in paragraph 6 of this Schedule.

5.5                               Conversion

Except in relation to an automatic conversion in accordance with paragraph 5.4, the Series B Preference Shares shall be convertible in the following manner:

(a)                                each holder of an outstanding Series B Preference Share may at any time and from time to time deliver to the Company not less than thirty (30) days’ notice in writing of its desire to convert such Series B Preference Share (the “Conversion Notice”), such Conversion Notice to specify the number of Series B Preference Shares to be converted and to be accompanied by the share certificate(s) covering such Series B Preference Shares;

(b)                                upon receipt of any Conversion Notice and the documents specified in preceding paragraph above, the Company shall, as soon as is practicable, record the conversion in the books of the Company and issue a new share certificate for the number of Ordinary Shares issuable on account of such conversion in favor of such holder of Series B Preference Shares;

(c)                                 the conversion shall be deemed to have been made at the close of business of the date on which the certificates covering such Series B Preference Shares to be converted were received by the Company and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder such Ordinary Shares on such date;

(d)                                if any fractions of Conversion Shares shall arise on conversion of the Series B Preference Shares, such fractions shall be rounded down to the nearest whole number;

(e)                                 conversion of such Series B Preference Shares as are due to be converted as aforesaid shall be effected in such manner as the Directors shall, subject to the Constitutive Documents or other applicable laws or regulations may allow, from time to time determine, provided always that the Series B Preference Shares shall upon conversion and upon issuance of the relevant Conversion Shares, be cancelled and shall not thereafter be reissued; and

(f)                                  the Company shall, within seven (7) days of the conversion Date and in exchange for the certificates in respect of the relevant Series B Preference Shares, deliver the share certificates in respect of the Conversion Shares into which such Series B Preference Shares are converted, and any balance certificate for any Series B Preference Shares which remain unconverted to the relevant holder of such Shares. Any certificate to be despatched by the Company pursuant to the provisions hereunder shall be sent by registered post at the risk of the converting Series B Preference Shares holder.

6.                                      ADJUSTMENTS

6.1                               Circumstances Under Which Adjustments Will Be Made

Appropriate adjustments will be made to the Conversion Ratio and/or Conversion Price in the event of any share dividend, share split, recapitalisation, subdivision, combination, bonus issue, rights issue and other change in capital structure of the Company. The purpose of such adjustments shall be to protect and prevent the dilution (in any way whatsoever) of the Series B Preference Shares holders’ equity interest in the Company arising from the conversion of the Series B Preference Shares into Conversion Shares.  None of the above proposed alterations of capital in the Company shall be implemented if such implementation shall require the holders of Series B Preference Shares to provide additional funds for the subscription of new shares to prevent dilution of the Series B Preference Shares holders’ equity interest.

6.2                               Circumstances Under Which Adjustments Will Not Be Made

The following circumstances shall not require an adjustment to the Conversion Ratio and/or Conversion Price:

(a)                                any Shares issued upon conversion of any of the Series B Preference Shares, or as a dividend or distribution on the Series B Preference Shares;

(b)                                Ordinary Shares (or options to purchase such Shares) issued or issuable to employees or directors of, or consultants to, the Company pursuant to any ESOP adopted by the Company;

(c)                                 any issuance of Shares pursuant to the exercise of warrants issued under the Innoven Warrants Instrument, DBS Warrant Instrument and IVP Warrants Instrument;

(d)                                any issuance of Shares in connection with a Qualifying IPO; and

(e)                                 any issuance of Shares pursuant to Share splits made pursuant to the Articles.

6.3                               Formula for Adjustments in Conversion Ratio

Save for the circumstances at paragraph 6.2 above, where there are issuances of Ordinary Shares or preference shares or securities convertible into or exchangeable for shares by the Company at a subscription price per share (on a fully-diluted basis) which is less than the Conversion Price (as adjusted from time to time) paid or deemed to be paid by the holders of Series B Preference Shares, the Conversion Price shall be adjusted proportionally on a broad-based weighted-average basis based on the mechanism set out below:

CP2	=	CP1	X	SO1 + (C/CP1)
SO2

Where:

CP1                           =               The Conversion Price in effect immediately prior to the issuance of the new securities.

CP2                           =               The Conversion Price in effect immediately after the issuance of the new securities.

SO1                           =               The total number of Ordinary Shares outstanding immediately prior to issuance of the new securities on a Fully Diluted basis.

SO2                           =               The total number of Ordinary Shares outstanding immediately after the issuance of the new securities on a Fully Diluted basis.

C                                       =               The total consideration received by the Company for the issuance of the new securities.

6.4                               Fractional Shares

No fractional Ordinary Shares shall be issued upon conversion of any Series B Preference Shares.  All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Series B Preference Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Ordinary Share’s fair market value (as determined by the board of directors of the Company) on the date of conversion.

7.                                      REDEMPTION

7.1                               The Company shall be obliged upon written notice by a holder of Series B Preference Shares to redeem all or such part of the Series B Preference Shares (as determined by the holder of Series B Preference Shares and notified to the Company) in full at the Series B Redemption Amount (defined in paragraph 7.3) at any time on or after the occurrence of a Redemption Event.

7.2                               Manner of Redemption

The Series B Preference Shares shall be redeemable in the following manner:

(a)                                at any time following a Redemption Event, each Series B Preference Shareholder who intends to have its Series B Preference Shares redeemed shall give fifteen (15) days’ notice to the other Series A Preference Shareholders and Series B Preference Shareholders of such intention to have its Series B Preference Shares redeemed; and

(b)                                thereafter, each of the Series A Preference Shareholders and/or Series B Preference Shareholders who intend to have their Series A Preference Shares and/or Series B Preference Shares redeemed shall, upon giving fifteen (15) further days’ notice to the Company, be entitled to require the Company to redeem all or part of the unconverted outstanding Series A Preference Shares and/or Series B Preference Shares (such number of Series A Preference Shares and/or Series B Preference Shares to be redeemed to be stated in the notice) at applicable the Series A Redemption Amount or Series B Redemption Amount.

7.3                               Series B Redemption Amount

The redemption amount payable by the Company upon the redemption of the Series B Preference Shares (the “Series B Redemption Amount”) shall be an amount equal to the aggregate Series B Issue Price for all or such part of the Series B Preference Shares (as determined by the holder of Series B Preference Shares and notified to the Company) to be redeemed plus all declared or accrued but unpaid dividends and an annual compounded rate of return of 8% on the aggregate Series B Issue Price from the date of issue and allotment until the date of full repayment of the Series B Redemption Amount together with a sum equal to any arrears, deficiency or accruals of the Preferred 8% Dividend (if declared and unpaid), such arrears, deficiency or accruals to be calculated down to the date of full repayment.

7.4                               Inability of Company to Redeem Series B Preference Shares

In the event that the Company has insufficient funds to redeem the shares of all the redeeming holders of Series A Preference Shares and Series B Preference Shares, each such holder of Series B Preference Shares shall be entitled to and receive an amount of the Company’s available funds in proportion to each of their Series B Redemption Amounts vis-à-vis the entire Series A Redemption Amount and Series B Redemption Amount.

8.                                      VOTING RIGHTS

Each Series B Preference Share shall have the same voting rights as an Ordinary Share and shall carry one vote per Series B Preference Share, and shall be entitled to vote together with the Ordinary Shares on an “as-if converted” basis on all matters submitted to a vote of the shareholders of the Company. The holders of the Series B Preference Shares shall be entitled to receive notices of, and attend, speak and vote at, any meetings of the shareholders of the Company.

9.                                      PRE-EMPTIVE RIGHTS AND TRANSFER RESTRICTIONS

If the Company is desirous of issuing new shares other than (i) pursuant to an employee share option plan adopted by the Company; (ii) Conversion Shares; (iii) pursuant to a stock split, stock dividend or recapitalisation; (iv) pursuant to a Qualifying IPO; (v) as consideration shares for an acquisition of shares or assets; (vi) pursuant to a Trade Sale; (vii) pursuant to the exercise, conversion or exchange or any security issued and outstanding before the date of this Agreement; or (ix) pursuant to the exercise of each warrants issued by the Company in accordance with the Innoven Warrants Instrument, DBS Warrants Instrument and IVP Warrants Instrument; of the holders of Series A Preference Shares shall have a pre-emptive right in all future issuances of such shares such that they are able to maintain their pro-rata ownership in the Company on an as-if converted Fully Diluted basis.

If a Management Shareholder of the Company proposes to transfer any Ordinary Shares, each of the Major Investors shall have a right to decline the transfer of such Shares, a right of first refusal on such Shares in proportion to their respective shareholdings (on an as-if converted basis) vis-à-vis the total number of Shares held by the Major Investors and the said Management Shareholder, subject to Clause 11.2 (in respect of Management Transferors) and the exempted transfer exceptions set forth in Clause 11.6 and Clause 12 of the Shareholders Agreement.

Prior to a Qualifying IPO and except in the event of a Trade Sale, no Shareholder shall sell off its shares to any Competitor.

10.                               PROTECTIVE PROVISIONS

10.1                        Without prejudice and in addition to any rights conferred under applicable laws and notwithstanding anything to the contrary expressed or implied in this Agreement, the affirmative vote of Shareholders who on that date represent at least eighty-five per cent (85%) of the Series B Preference Shares, voting separately as a class, shall be required for any of the following matters in relation to the Company:

(a)                                any amendment of the Memorandum or Articles or byelaws or other charter constitutional documents of the Company, whether or not described herein below;

(b)                                any amendment or variation of any rights, privileges, powers of or protection enjoyed by or restrictions on the holders of Series B Preference Shares and Series A Preference Shares;

(c)                                 increase or decrease the authorized number of shares of preferred stock or any series of preferred;

(d)                                the authorization or issuance of any shares or securities convertible into or exchangeable for shares of any class or series in the Company ranking senior to or on parity with the Series B Preference Shares including but not limited to liquidation, redemption or dividend rights or privileges;

(e)                                 any change in the authorised number, manner of election, or term of office of Directors, or the increase or decrease of the size of the Board of the Company;

(f)                                  the declaration, payment or distribution of any dividends or other distributions (whether in cash or in specie) on any shares of the Company; or any redemption or repurchase of any shares of the Company; or any capital reduction, except for repurchases of shares pursuant to the ESOP;

(g)                                 any merger, acquisition, consolidation, reorganization, or other transaction of or involving the Company in which the shareholders of the Company immediately prior thereto would not hold a majority of the outstanding voting power of each surviving or acquiring company immediately thereafter, or any merger, acquisition, consolidation, reorganization, or other transaction of or involving a subsidiary of the Company in which the Company would not hold a majority of the outstanding voting power of each surviving or acquiring company immediately thereafter;

(h)                                any transaction or series of transactions deemed to be a liquidation of the Company;

(i)                                    any voluntary winding-up, liquidation or dissolution of the Company or institution of bankruptcy, receivership, judicial management, assignment for the benefit of creditors, or similar insolvency-related proceedings of which the Company is a subject;

(j)                                   the entering into any agreement, transaction, obligation, commitment, understanding, arrangement or liability to lease, licence, sell, transfer or in any other way dispose the whole or substantially the whole of its undertaking, assets or property, the sale or transfer (including a transfer by way of spin-off, split-off, or business separation) of or involving all or a principal part of the Company’s business, assets or intellectual property, including without limitation the sale or other disposal of a subsidiary or the grant of an exclusive license to intellectual property belonging to the Company;

(k)                                the sale, transfer or grant of any intellectual property relating to the Business except as arising in the ordinary course of business;

(l)                                    the issuance of any shares or securities convertible into or exchangeable for shares of any class or series of the Company, or the issuance of any option, warrant, or other right to purchase shares of, or of any securities convertible into or exchangeable for shares of any class or series of the Company, or the issuance of any debenture, or the Company committing to do any of the foregoing after the Initial Closing Date;

(m)                            encumber or grant a security interest in all or substantially all of the assets of the Company in connection with an indebtedness of the Company;

(n)                                acquire a material amount of assets through a merger or purchase of all or substantially all of the assets or capital stock of another entity;

(o)                                declare or pay any dividend or distribution or approve any repurchase with respect to the Preference Shares (excluding redemption of Series B Preference Shares) or the Ordinary Shares;

(p)                                any amendment, restatement, termination, or material change to any material term of the existing ESOP; any increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan; or any determination or redetermination of the exercise price of any options or shares granted or issued under the existing stock or option plan;

(q)                                any change in the business of the Company;

(r)                                   any decision to proceed with a Qualifying IPO; and

(s)                                  any agreement, commitment, or corporate resolution to do any of the foregoing,

Provided that in relation to any matter for the amendment or variation of any rights, privileges, or protection enjoyed by the holders of only one class of Preference Shares but not the holders of the other class of Preference Shares, with respect to Series A Preference Shares, only the affirmative vote of Shareholders who on that date represent at least fifty-one per cent (51%) of Series A Preference Shares is required; with respect to Series B Preference Shares, only the affirmative vote of Shareholders who on that date represent at least eighty-five per cent (85%) of that relevant class of Preference Shares is required.

10.2                        When any matter set out in paragraph 10.1 above requires approval by an ordinary resolution or by a Special Resolution (as referred to and/or defined in the Articles) of the Shareholders in accordance with Cayman Islands law and it receives sufficient positive votes for it to be approved in accordance with Cayman Islands law but such matter did not receive the positive vote of the holders of at least eighty-five per cent (85%) of the Series B Preference Shares in accordance with paragraph 10.1, the voting on such ordinary resolution or Special Resolution shall be re-tabulated and in such re-tabulation of votes, the holders of the Series B Preference Shares that voted against such ordinary resolution or Special Resolution shall have the number of votes equal to the aggregate number of votes of all Shareholders who voted in favour of such ordinary resolution or Special Resolution plus one.

10.3                        Without prejudice and in addition to any rights conferred under applicable laws and notwithstanding anything to the contrary expressed or implied in this Agreement, the approval of a majority of the Board of Directors and the Series B Director and the VAF Director would be required for any of the following in relation to the Company:

(a)                                the adoption, material amendment to, or termination of any employee equity incentive plan for employees, directors, external advisors and consultants of the Company;

(b)                                any incurrence by the Company of absolute or contingent indebtedness for borrowed money, or any assumption or guarantee of any liability of any person other than a wholly-owned subsidiary, in either case exceeding US$500,000 individually or US$1,000,000 in the aggregate or not entered into in the ordinary course of the Company’s business;

(c)                                 any purchase or other acquisition of tangible or intangible assets or of shares or other equity securities of or in any other person other than a wholly-owned subsidiary for a purchase price of US$500,000 or greater;

(d)                                any transfer or disposition, whether by sale, pledge, assignment, exclusive license, merger, acquisition, amalgamation, reorganization, spin-off, split-off, business separation, or otherwise, of any interest in shares, other securities, or assets of the subsidiary or of any other group company, except for payments and sales of inventory in the ordinary course of the Company’s business;

(e)                                 any material change in the terms of employment of any Key Employee; any grant of Shares or options to purchase Shares in any Group Entity to any Key Employee; or any determination or redetermination of the grant or exercise price of any Shares or options to purchase Shares in any Group Entity granted to any Key Employee; and

(f)                                  any transaction with any director, officer, or Management Shareholder, with any family member of any such director, officer, or Management Shareholder, or with any entity owned or controlled by any such director, officer, or Management Shareholder or by any of their family members.

11.                               QUALIFYING IPO & REGISTRATION RIGHTS

11.1                        In the event that the Company secures approval for a Qualifying IPO of its shares, each of the holders of Series B Preference Shares shall be entitled to offer its shares as vendor shares for sale in the Qualifying IPO.

11.2                        Each of the Company and its shareholders covenants to and undertakes with the each of the holders of the Series B Preference Shares that, in the event of a Qualifying IPO, all the holders of Series B Preference Shares shall be converted into Ordinary Shares, if necessary, listed, quoted and freely traded on a Recognised Exchange. In the event of a Qualifying IPO on a Recognised Exchange in the United States of America, the Company shall enter into an agreement, on terms and conditions satisfactory to the majority of the holders of Series B Preference Shares pursuant to which the holders of Series B Preference Shares shall be granted the following rights:-

(a)                                  S-3 Rights: Subject to customary underwriter cutback provisions, the holders of Series B Preference Shares shall be entitled to unlimited demand registrations on Form S-3 or its equivalent (if available to the Company) so long as such registered offerings are not less than US$2,000,000.

(b)                                  Company Registration: Each of the holders of Series B Preference Shares shall be entitled to unlimited “piggy-back” registration rights on all registrations of the Company (save for employee plans or Rule 144 transactions) or on any demand registrations subject to the right, however, of the Company and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions. If any of the holders of Series B Preference Shares are so limited, however, no party shall sell shares in such registration other than the Company, invoking the demand registration. Unless the registration is with respect to the Company’s initial public offering, in no event shall the shares to be sold by the holders of Series B Preference

Shares be reduced below 30% of the total amount of shares included in the registration. No shareholder of the Company shall be granted piggyback registration rights which would reduce the number of shares includable by the holders of the Ordinary Shares issued on conversion of the Series B Preference Shares (“Registrable Shares”) in such registration without the consent of the holders of at least a majority of the Registrable Shares.

(c)                                   Demand Rights: If any of the holders of Series B Preference Shares holds more than 50% of the outstanding preference shares of the Company, including Registrable Shares, such holder of Series B Preference Shares may request that the Company file a registration statement, the Company will use its best efforts to cause such shares to be registered. The Company shall have the right to delay such registration under certain reasonable circumstances for one period not in excess of ninety (90) days in any twelve (12) month period.

11.3                        The Company shall not be obliged to effect more than two (2) registrations under these demand right provisions, and shall not be obliged to effect a registration (i) during the one hundred eighty (180) day period commencing with the date of the Company’s initial public offering, or (ii) if it delivers notice to the holders of the Registrable Shares within thirty (30) days of any registration request of its intent to file a registration statement for such initial public offering within ninety (90) days.

11.4                        Save for the registration rights granted to each of the holders of Series B Preference Shares, the Company shall not grant registration rights to any party. All reasonable expenses incurred in respect of the Qualifying IPO shall be borne by the Company, save for expenses related to underwriting, discounts and commissions.

SCHEDULE 8

ENTRY PRICE

Series A

Preference Shareholders	Entry Price (US$)	Consideration Amount (US$)
Vertex Asia Fund (Singapore) Pte. Ltd	$0.5262	$9,735,155
Liu, Qin	$0.6223	$1,000,000
Majuven	$0.6495	$1,562,125
Convergence	$0.6223	$617,000
Joseph Phua	$0.6905	$1,241,776
Jingshen Ng	$0.6223	$125,000
William Ho	$0.4318	$323,370
Angela Phua	$0.3632	$367,590
Barnabas Chung	$0.3632	$100,704
Danchelle Limited	$0.3632	$31,610
PT Senjaya	$0.4820	$422,250
Lim Ho Kee	$0.6626	$212,276
Stephen Lee	$0.6223	$123,401
YJ Capital	$0.6223	$1,500,000
Global Grand Leisure	$0.6606	$2,116,777
Golden Equator Capital	$0.6313	$861,678
Sebrina Holdings	$0.6223	$500,000
MNC Indonesia	$0.7768	$3,083,889
Pavilion Capital	$0.6223	$2,000,000
AL-BWF-Fund	$1.0089	$67,000
Golden Summit (GSC)	$0.7768	$1,233,555
Michael Darwin Zee	$0.8160	$258,389
K2 Global	$0.7768	$30,839
KTB	$1.0200	$5,000,000
Lawrence Chun Hung	$0.10	$50,000
High Level Ltd	$0.10	$235,194
Liu Po-Yuan	$0.10	$100,000
Lin Chih-Chen	$0.10	$50,000
Leadway Asia Pacific Ltd	$0.10	$235,294
Wong Ta Wei	$0.10	$58,824
Infinity e. Ventures Asia III, L.P.	$0.6375	$6,000,000
Prince Bernhard of Baden	$0.85	$100,000
Prometheus Capital (International) Co., Ltd	$0.85	$5,000,000

Execution page of M17 Shareholders’ Agreement

SIGNATURE PAGES

IN WITNESS WHEREOF this Agreement has been entered into by the Parties on the day stated at the beginning.

EXISTING SHAREHOLDERS

Signed by Chua Joo Hock	)
Corporate Representative	)
For and on behalf of	)
VERTEX ASIA FUND (SINGAPORE))		/s/ Chua Joo Hock
PTE. LTD.	)

Execution page of M17 Shareholders’ Agreement

Signed by Lim Ho Kee	)
Director	)
For and on behalf of	)
MAJUVEN FUND 1 LTD.	)	/s/ Lim Ho Kee

Execution page of M17 Shareholders’ Agreement

Signed by Adrian Li	)
Director	)
For and on behalf of	)
CONVERGENCE CAPITAL 1)		/s/ Adrian Li
HOLDING LTD	)

Execution page of M17 Shareholders’ Agreement

Signed by Lo Hengky Senjaya	)
President Director	)
For and on behalf of	)
PT SENJAYA TUNGGAL SAKTI	)	/s/ Lo Hengky Senjaya

Execution page of M17 Shareholders’ Agreement

Signed by Lim Ho Kee	)
NRIC Number S2164295I	)	/s/ Lim Ho Kee

Execution page of M17 Shareholders’ Agreement

Signed by Chung Yuk Yin Barnabas	)
NRIC Number S8415654Z	)	/s/ Chung Yuk Yin Barnabas

Execution page of M17 Shareholders’ Agreement

Signed by Zhiyuan William Ho	)
Passport No. E4063565)		/s/ Zhiyuan William Ho

Execution page of M17 Shareholders’ Agreement

Signed by Phua Angela	)
NRIC No. S8614418B	)	/s/ Phua Angela

Execution page of M17 Shareholders’ Agreement

Signed by Lee Ching Yen Stephen	)
NRIC Number S2167208D	)	/s/ Lee Ching Yen Stephen

Execution page of M17 Shareholders’ Agreement

Signed by Shinichiro Hori	)
Chief Executive Officer of YJ Capital Inc.	)
General Partner of	)
YJ2 INVESTMENT PARTNERSHIP	)	/s/ Shinichiro Hori

Execution page of M17 Shareholders’ Agreement

Signed by Savva Pavlov	)
Chief Executive Officer	)
For and on behalf of	)
GLOBAL GRAND LEISURE PTE. LTD.	)	/s/ Savva Pavlov

Execution page of M17 Shareholders’ Agreement

Signed by Tioh Suay Eng	)
Director	)
For and on behalf of	)
SEBRINA HOLDINGS VENTURE	)	/s/ Tioh Suay Eng
CAPITAL PTE. LTD.	)

Execution page of M17 Shareholders’ Agreement

Signed by Tan Tye-Renn Daren	)
(Chen Dairen Daren))
Director	)
For and on behalf of	)
MCN INVESTMENTS LTD	)	/s/ Tan Tye-Renn Daren

Execution page of M17 Shareholders’ Agreement

Signed by Phua Jiexian , Joseph	)
Singapore NRIC No. S8407924C	)	/s/ Phua Jiexian , Joseph

Execution page of M17 Shareholders’ Agreement

Signed by Ng Jing Shen	)
Singapore NRIC No. S8434143F	)	/s/ Ng Jing Shen

Execution page of M17 Shareholders’ Agreement

Signed by Koh Ying Ying Charlene	)
Singapore NRIC No. S8338424G	)	/s/ Koh Ying Ying Charlene

Execution page of M17 Shareholders’ Agreement

Signed by Ho Hui Jie	)
)
For and on behalf of	)
PAV INVESTMENTS PTE. LTD.	)	/s/ Ho Hui Jie

Execution page of M17 Shareholders’ Agreement

Signed by Ozi Amanat	)
For and on behalf of	)
K2 GLOBAL, L.P	)	/s/ Ozi Amanat

Execution page of M17 Shareholders’ Agreement

Signed by	)
Michael Darwin Zee	)	/s/ Michael Darwin Zee

Execution page of M17 Shareholders’ Agreement

Signed by Thomas Chan	)
For and on behalf of	)
GOLDEN SUMMIT	)
INTERNATIONAL LTD	)	/s/ Thomas Chan

Execution page of M17 Shareholders’ Agreement

Signed by Faisal Dharma Setiawan	)
and Ella Kartika	)
For and on behalf of	)	/s/ Faisal Dharma Setiawan
PT MNC MEDIA INVESTASI	)	/s/ Ella Kartika

Execution page of M17 Shareholders’ Agreement

Signed by	)
Liu Qin 刘芹	)	/s/ Liu Qin 刘芹

Execution page of M17 Shareholders’ Agreement

Signed by Colin Hodge	)
For and on behalf of	)
DOWN HOLDINGS LLC	)	/s/ Colin Hodge

Execution page of M17 Shareholders’ Agreement

Signed by Colin Hodge	)
For and on behalf of	)
AL BWF FUND	)	/s/ Colin Hodge

Execution page of M17 Shareholders’ Agreement

Signed by Danny Yeung	)
For and on behalf of	)
DANCHELLE LIMITED	)	/s/ Danny Yeung

Execution page of M17 Shareholders’ Agreement

Signed by Wonho Hong	)
)
For and on behalf of	)
KTB CHINA SYNERGY FUND	)	/s/ Wonho Hong

Execution page of M17 Shareholders’ Agreement

Signed by Jeffrey Huang	)
)
For and on behalf of	)
UNIVERSAL STANDARD	)	/s/ Jeffrey Huang
VENTURES LTD.	)

Execution page of M17 Shareholders’ Agreement

Signed by	)
Li-Tchen Huang	)	/s/ Li-Tchen Huang

Execution page of M17 Shareholders’ Agreement

Signed by Lai Yu Wen	)
)
For and on behalf of	)
HIGH LEVEL LTD	)	/s/ Lai Yu Wen

Execution page of M17 Shareholders’ Agreement

Signed by Wang Si Cong	)
)
For and on behalf of	)
PROMETHEUS CAPITAL	)	/s/ Wang Si Cong
(INTERNATIONAL) CO., LTD	)

Execution page of M17 Shareholders’ Agreement

Signed by Mona Hiu Kuan Chau	)
)
For and on behalf of	)
LEADWAY ASIA PACIFIC LIMITED	)	/s/ Mona Hiu Kuan Chau

Execution page of M17 Shareholders’ Agreement

Signed by	)
Liu, Po-Yuan	)	/s/ Liu, Po-Yuan

Execution page of M17 Shareholders’ Agreement

Signed by	)
Wong, Ta Wei	)	/s/ Wong, Ta Wei

Execution page of M17 Shareholders’ Agreement

Signed by	)
Lin, Chih-Chen	)	/s/ Lin, Chih-Chen

Execution page of M17 Shareholders’ Agreement

Signed by	)
NG Lawrence Chun Hung	)	/s/ NG Lawrence Chun Hung

Execution page of M17 Shareholders’ Agreement

Signed by Akio Tanaka	)
)
For and on behalf of	)
INFINITY E.VENTURES ASIA III, L.P.	)	/s/Akio Tanaka

Execution page of M17 Shareholders’ Agreement

Signed by	)
Tong Aika	)	/s/ Tong Aika

Execution page of M17 Shareholders’ Agreement

Signed by	)
Prince Bernhard of Baden	)	/s/ Prince Bernhard of Baden

Execution page of M17 Shareholders’ Agreement

SERIES B PREFERENCE SHAREHOLDERS

Signed by Joseph Huang	)
For and on behalf of	)
M17 Growth SPV LLC	)	/s/ Joseph Huang

Execution page of M17 Shareholders’ Agreement

Signed by Akio Tanaka	)
For and on behalf of	)
Infinity e.ventures Asia III, L.P.	)	/s/ Akio Tanaka

Execution page of M17 Shareholders’ Agreement

Signed by Fadah Hsieh	)
For and on behalf of	)
Abico Asia Capital Corporation	)	/s/ Fadah Hsieh

Execution page of M17 Shareholders’ Agreement

Signed by Ching-Hsi, Tong	)
For and on behalf of	)
Ability I Venture Capital Corporation	)	/s/ Ching-Hsi, Tong

Execution page of M17 Shareholders’ Agreement

Signed by Chihoon Hyun	)
)
For and on behalf of	)
KTB CHINA SYNERGY FUND	)	/s/ Chihoon Hyun

Execution page of M17 Shareholders’ Agreement

Signed by Ho Hui Jie	)
For and on behalf of	)
PAV INVESTMENTS PTE. LTD.	)	/s/ Ho Hui Jie

Execution page of M17 Shareholders’ Agreement

Signed by Tan Tye-Renn Daren	)
(Chen Dairen Daren))
Director	)
For and on behalf of	)
MCN INVESTMENTS LTD	)	/s/ Tan Tye-Renn Daren
(Chen Dairen Daren)

Execution page of M17 Shareholders’ Agreement

Signed by Gapsu Kim	)	/s/ Gapsu Kim
Representative Director of Redbadge	)
Pacific Inc	)
and Yoshimi Takahashi	)	/s/ Yoshimi Takahashi
Representative Director of SBI Investment	)
Co., Ltd. As Co-Managing Members for	)
and on behalf of Global Gateway Fund I	)

Execution page of M17 Shareholders’ Agreement

Signed by Chua Joo Hock	)
Corporate Representative	)
For and on behalf of	)
Vertex SEA Fund I Pte. Ltd.	)	/s/ Chua Joo Hock

Execution page of M17 Shareholders’ Agreement

Signed by Thomas Chan	)
For and on behalf of	)
Golden Summit International Ltd.	)	/s/ Thomas Chan

Execution page of M17 Shareholders’ Agreement

Signed by Lim Ho Kee	)
Director	)
For and on behalf of	)
MAJUVEN FUND 1 LTD.	)	/s/ Lim Ho Kee

Execution page of M17 Shareholders’ Agreement

Signed by Shinichiro Hori	)
Chief Executive Officer of YJ Capital Inc.	)
General Partner of	)
YJ2 INVESTMENT PARTNERSHIP	)	/s/ Shinichiro Hori

Execution page of M17 Shareholders’ Agreement

Signed by Zhiyuan William Ho	)
Passport No. E4063565)		/s/ Zhiyuan William Ho

Execution page of M17 Shareholders’ Agreement

Signed by Lim Ho Kee	)
NRIC Number S2164295I	)	/s/ Lim Ho Kee

Execution page of M17 Shareholders’ Agreement

Signed by Lee Ching Yen Stephen	)
NRIC Number S2167208D	)	/s/ Lee Ching Yen Stephen

Execution page of M17 Shareholders’ Agreement

Signed by Joseph Phua	)
Director	)
For and on behalf of	)
M17 ENTERTAINMENT LIMITED	)	/s/ Joseph Phua

Execution page of M17 Shareholders’ Agreement

SUPPLEMENTAL AGREEMENT

AMONGST

CONVERGENCE CAPITAL 1 HOLDINGS LTD

AND

RONALD LSSEN

AND

HO KHENG LIAN

AND

K2 GLOBAL, L.P.

AND

M17 ENTERTAINMENT LIMITED

in favour of

THE EXISTING SHAREHOLDERS OF M17 ENTERTAINMENT LIMITED

DATED THE 27th DAY OF OCTOBER 2017

SUPPLEMENTAL AGREEMENT

THIS SUPPLEMENTAL AGREEMENT is made into this ______ day of _____________ 2017

[AMONGST]/[BETWEEN]:

(1)                                 Convergence Capital 1 Holdings Ltd (Company Registration No. 201118515R), a company incorporated in Hong Kong with its registered office at Room 905-909, 9th Floor, Yu To Sang Building 37 Queen’s Road Central, Hong Kong (“Convergence”); and

(2)                                 Ronald lssen of Apt 3A, Magazine Heights 17 Magazine Gap Road, Mid-Levels Hong Kong;

(3)                                 Ho Kheng Lian (NRIC No. 8314863 B) of 55 Richards Avenue Singapore 546470; and

(4)                                 K2 Global, L.P., of 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005 (“K2 Global”);

(hereinafter collectively referred to as the “Subsequent Investor”)

AND

(5)                                 M17 ENTERTAINMENT LIMITED (Company Registration No. 320106), a company established in the Cayman Islands with its registered address at Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Company”)

IN FAVOUR OF

(6)                                 ALL THE EXISTING SHAREHOLDERS OF THE COMPANY (“Existing Shareholders”).

WHEREAS:

(A)                               The Company and the Existing Shareholders have entered into a subscription agreement on 24 August 2017, pursuant to which the Series B Shareholders had subscribed for Series B Preference Shares in the Company in accordance with the terms and subject to the conditions therein (“Subscription Agreement”). A copy of the Subscription Agreement is annexed hereto as Appendix A.

(B)                               On 24 August 2017, the Company entered into a shareholders’ agreement with the Existing Shareholders, which superseded the original shareholders’ agreement dated 20 March 2017 (“Shareholders’ Agreement”). A copy of the Shareholders’ Agreement is annexed hereto as Appendix 8.

(C)                               Pursuant to the Subscription Agreement, the Company may issue at a Subsequent Closing, up to 15,481,167 Series B Preference Shares to such other investor on the same terms and conditions as those contained in the Subscription Agreement.

(D)                               The Company is now desirous of allotting and issuing, and the Subsequent Investor is desirous of subscribing for, 2,112,772 Series B Preference Shares (“Subsequent Shares”) on the same terms and conditions under the Subscription Agreement.

(E)                                The Parties have now agreed to enter into this Supplemental Agreement to give effect to the investment by the Subsequent Investor as described in Recital (D) above, and

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for the Subsequent Investor to accede to the terms of the Shareholders’ Agreement, on the terms and subject to the conditions of this Supplemental Agreement.

IT IS AGREED as follows:

1.                                      DEFINITIONS & INTERPRETATION

1.1                               Except as otherwise defined in this Supplemental Agreement, all words and expressions which are defined in the Series B Subscription Agreement shall have the same meaning and construction when used in this Supplemental Agreement.

1.2                               In this Supplemental Agreement, references to Recitals, Clauses and the Schedules are to recitals and clauses of and the schedules to this Supplemental Agreement and references to this “Supplemental Agreement” shall mean this Supplemental Agreement and the Schedules.

2.                                      SUBSCRIPTION OF SERIES B PREFERENCE SHARES

2.1                               Subscription

Subject to the terms and conditions of the Subscription Agreement, Shareholders’ Agreement and Articles, the Company agrees to allot and issue, and the Subsequent Investor agrees to subscribe and pay for, the Subsequent Shares at the Issue Price in proportion and at the aggregate Subscription Price set out below upon Subsequent Closing:

Name	No. of Subsequent Shares	Subscription Price
Convergence Capital 1 Holdings Ltd	1,838,167	$1.2964
Ronald Issen	192,841	$1.2964
Ho Kneng Lian	77,136	$1.2964
K2 Global, L.P. (K2 Global)	4,628	$1.2964

2.2                               The respective number of Subsequent Shares shall be issued to the Subsequent Investor in accordance with the Subscription Agreement, Shareholders’ Agreement and this Supplemental Agreement, free from all claims, charges, liens and other Encumbrances and shall at Subsequent Closing, have the rights, benefits and privileges set out in the Articles.

2.3                               The shareholding structure of the Company upon Subsequent Closing taking place under this Supplemental Agreement shall be as set out in Schedule 5 of the Subscription Agreement.

3.                                      RATIFICATION AND ACCESSION BY SUBSEQUENT INVESTOR

3.1                               The Subsequent Investor hereby covenants with all Parties hereto (whether original or by accession) to observe, perform and be bound by all the terms of the Subscription Agreement and Shareholders’ Agreement, and the Subsequent Investor shall be deemed with effect from the date of this Supplemental Agreement to be a party to the Subscription Agreement and Shareholders’ Agreement.

3.2                               The Subsequent Investor represents and warrants to the Parties that (if it is incorporated) it is a corporation duly incorporated and validly existing under the laws

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of its country of incorporation or organization, and it has all requisite powers to own property and has the necessary power to bind itself in the manner contemplated by this Supplemental Agreement and to execute, deliver and perform this Supplemental Agreement, Subscription Agreement and Shareholders’ Agreement (as the case may be) and to become bound accordingly.

4.                                      CLOSING

4.1                               Subject to the provisions herein, the Subsequent Closing shall take place on the earlier of either (a) such date falling five (5) Business Days after the date of this Agreement or a date to be mutually agreed by the Company and the Subsequent Investor; or (b) the date falling forty-five (45) Business Days after the date of Initial Closing (“Subsequent Closing Date”), at the offices of Rajah & Tann Singapore LLP at 9 Battery Road #25-01, MVP Centre, Singapore 049910 (or at such other place which the Parties may agree in writing).

4.2                               On the Subsequent Closing Date, the following business shall be transacted:

(a)                                 the Company shall issue and allot Subsequent Shares and shall deliver or procure that there be delivered to the Subsequent Investor certified true copies of the resolutions of meetings of the Board approving, inter alia, the issue and allotment of the Subsequent Shares to the Subsequent Investor pursuant to the terms of Subscription Agreement and this Supplemental Agreement, and the execution by the Company of this Supplemental Agreement, and the transactions contemplated hereunder;

(b)                                 the Company shall cause the relevant number of Subsequent Shares to be registered in the name of the Subsequent Investor in the Company’s register of members and shall deliver to the Subsequent Investor a certified true copy by the Company’s registered office service provider of the updated register of members reflecting the issue of such Subsequent Shares to the Subsequent Investor;

(c)                                  the Company shall deliver to the Subsequent Investor, within five (5) Business Days of the Subsequent Closing Date, the original share certificate duly executed by the Company issued in the name of the Subsequent Investor for the number of Subsequent Shares issued; and

(d)                                 the Subsequent Investor shall, deliver payment of its portion of the Subscription Price to the Company by telegraphic transfer to an account designated by the Company (and notified to the Subsequent Investor).

4.3                               If the documents required to be delivered on the Subsequent Closing Date are not delivered on or before that date, or in any other respect the foregoing provisions of this Clause are not fully complied with by the Company, the Subsequent Investor shall be entitled (in addition to and without prejudice to all other rights or remedies available to it) to, in respect of itself only:

(a)                                 elect to rescind this Supplemental Agreement;

(b)                                 effect Subsequent Closing (as the case may be) so far as practicable having

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regard to the defaults which have occurred; or

(c)                                  fix a new day for closing (not being more than seven (7) Business Days after the original Subsequent Closing Date in which case the foregoing provisions of this Clause shall apply to the closing as so deferred).

5.                                      MISCELLANEOUS

5.1                               Construed in Conjunction with Subscription Agreement

Except to the extent expressly amended by the provisions of this Supplemental Agreement, the Subsequent Investor and the Company confirm that the terms and conditions of the Subscription Agreement shall remain in full force and effect and that the Subscription Agreement shall continue to remain in full force and effect and be binding on them.

5.2                               Further Assurance

At any time after the date of this Supplemental Agreement, each Party shall, and shall use its best endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as any of the other Parties may reasonably require for the purpose of giving to such other Parties the full benefit of all the provisions of this Supplemental Agreement.

5.3                               Notices

(a)                                 All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered by hand, by courier or prepaid registered post, or by facsimile transmission or electronic mail addressed to the intended recipient thereof at its address, facsimile number or electronic mail address, and marked for the attention of such person (if any), designated by it to the other Parties for the purposes of this Supplemental Agreement or to such other address, facsimile number or electronic mail address, and marked for the attention of such person, as a Party may from time to time duly notify the others in writing.

(b)                                 The initial addresses, facsimile numbers and electronic mail addresses of the Parties for the purpose of this Supplemental Agreement are specified below:

Convergence Capital 1 Holdings Ltd (“Convergence”)

Address:	Room 905-909, 9th Floor, Yu To Sang Building 37 Queen’s Road Central, Hong Kong

Email address:	adrian@convergencevc.com

Attention:	Adrian Li

Ronald Issen

Address:	Apt 3A, Magazine Heights 17 Magazine Gap Road, Mid-Levels Hong Kong

Email address:	Ronald.issen@issen.net

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Attention:	Ronald lssen

Ho Kheng Lian

Address:	55 Richards Avenue Singapore 546470

Email address:	khenglian@gmail.com

Attention:	Ho Kheng Lian

K2 Global, LP.

Address:	190 Elgin Avenue, George Town Grand Cayman KY1 -9005, Cayman Islands

Email address:	ozi@k2globalvc.com

Attention:	Ozi Amanat

5.4                               Counterparts

This Supplemental Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Supplemental Agreement by signing any such counterpart. Each counterpart may be executed by the Parties and transmitted by facsimile or electronic mail transmission (with originals to follow), and shall be valid and effectual as if executed as an original.

5.5                               Miscellaneous

The provisions of Clause 15 of the Subscription Agreement shall apply mutatis mutandis to this Supplemental Agreement.

[Execution page follows]

5

SIGNATURE PAGES

IN WITNESS WHEREOF the Parties have caused this Supplemental Agreement to be executed the date and year first above written.

Subsequent Investor

Signed by	)
Adrian Li	)	/s/ Adrian Li
Name	)	Signature
)
)
)
)
Designation	)
for and on behalf of	)
Convergence Capital 1 Holdings Ltd	)
in the presence of:

Signature of witness
Name of Witness:

6

IN WITNESS WHEREOF the Parties have caused this Supplemental Agreement to be executed the date and year first above written.

Subsequent Investor

Signed by	)
Ronald Issen	)	/s/ Ronald Issen
Ronald Issen	)	Signature
in the presence of:

Signature of witness
Name of Witness:

7

IN WITNESS WHEREOF the Parties have caused this Supplemental Agreement to be executed the date and year first above written.

Subsequent Investor

Signed by	)
Khenglian Ho	)	/s/ Khenglian Ho
Ho Kheng Lian	)	Signature
in the presence of:

Signature of witness
Name of Witness:

8

IN WITNESS WHEREOF the Parties have caused this Supplemental Agreement to be executed the date and year first above written.

Subsequent Investor

Signed by	)
Ozi Amanat	)	/s/ Ozi Amanat
Name	)	Signature
)
)
)
)
Designation	)
for and on behalf of	)
K2 Global, L.P.	)
in the presence of:

Signature of witness
Name of Witness:

9

The Company

Signed by	)
Jiexian, Joseph Phua	)	/s/ Jiexian, Joseph Phua
Name	)	Signature
)
)
)
)
Designation	)
for and on behalf of	)
M17 ENTERTAINMENT LIMITED	)

10

APPENDIX A

SUBSCRIPTION AGREEMENT

11

APPENDIX B

SHAREHOLDERS’ AGREEMENT

12